Exhibit 10.1

Execution Version

THIS VOTING AND SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS VOTING AND SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

THIS VOTING AND SUPPORT AGREEMENT IS THE PRODUCT OF SETTLEMENT DISCUSSIONS AMONG THE PARTIES HERETO. ACCORDINGLY, THIS VOTING AND SUPPORT AGREEMENT IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of November 9, 2020, by and among the following parties (each of the following described in sub-clauses (i) through (iv) of this preamble, collectively, the “Parties”):

i.	HighPoint Resources Corporation, a Delaware corporation (the “Company”);

ii.	Bonanza Creek Energy, Inc., a Delaware corporation (“Parent”);

iii.	Boron Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); and

iv.	Fifth Creek Energy Company, LLC, a Delaware limited liability company, (“Holder”).

RECITALS

WHEREAS, Parent, the Company and Merger Sub are entering into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented from time to time, the “Merger Agreement”) providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), as a result of which the Company shall be the Surviving Corporation and shall continue its corporate existence under the laws of the State of Delaware as a wholly owned Subsidiary of Parent, on the terms and subject to the conditions of the Merger Agreement;

WHEREAS, in the event that certain conditions, as set forth in the Merger Agreement, are not timely satisfied, the Merger and related transactions may be consummated through a “prepackaged” chapter 11 plan of reorganization substantially in the form attached hereto as Exhibit A (the “Plan”), which Plan shall be implemented, to the extent set forth herein, through voluntary bankruptcy cases to be commenced by the Company and certain of its subsidiaries under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 – 1532 (as amended from time to time, the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”, such cases, the “Chapter 11 Cases” and such transactions, the “In-Court Restructuring”);

WHEREAS, the Holder is the Beneficial Owner (as defined below) of 2,000,000 shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) (such shares of Company Common Stock, the “Shares”);

WHEREAS, concurrently with the execution and delivery of the Merger Agreement, and as a condition and an inducement to Parent, the Company and Merger Sub entering into the Merger Agreement, the Holder is entering into this Agreement with respect to the Shares;

WHEREAS, Parent and the Company desire that the Holder agree, and the Holder is willing to agree, subject to the limitations and exceptions set forth herein, not to Transfer (as defined below) any of its Shares, and to vote its Shares in a manner so as to facilitate consummation of the Merger and the other transactions contemplated by the Merger Agreement, and to the extent applicable, consent to the Plan so that the Merger may be implemented through the In-Court Restructuring; and

WHEREAS, the Parties agree that this Agreement is the product of arm’s-length and good-faith negotiations among all of the Parties.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1.    Definitions and Interpretation. This Agreement is the “Designated Stockholder Support Agreement” as defined in the Merger Agreement. Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Merger Agreement. The following terms shall have the following definitions:

“Additional Shares” has the meaning set forth in Section 5.06.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise; provided, however, that solely for purposes of this Agreement, notwithstanding anything to the contrary set forth herein, neither the Company nor any of its Subsidiaries shall be deemed to be a Subsidiary or Affiliate of the Holder. For the avoidance of doubt, no portfolio company or other investment of any investment fund that owns a controlling interest in Holder shall be considered an Affiliate of the Holder.

“Agreement Effective Date” means the date on which the conditions set forth in Section 2.01 have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement.

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“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date (or, in the case of any Holder that becomes a party hereto after the Agreement Effective Date, the date as of which such Holder becomes a party hereto) to the Termination Date, applicable to such Party.

“Bankruptcy Code” has the meaning set forth in the recitals to this Agreement.

“Bankruptcy Court” has the meaning set forth in the recitals to this Agreement.

“Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance). For the avoidance of doubt, Beneficially Own and Beneficial Ownership shall also include record ownership of securities.

“Beneficial Owners” shall mean Persons who Beneficially Own the referenced securities.

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Company” has the meaning set forth in the recitals to this Agreement.

“Confidentiality Agreement” means an executed confidentiality agreement, including with respect to the issuance of “cleansing material” or other agreement related to public disclosure of material non-public information, in connection with any proposed Transactions.

“Disclosure Statement / Registration Statement(s)” means the registration statements, including the Joint Proxy Statement, with respect to the Transactions, including the Merger and related disclosure statement with respect to the Plan, that is prepared and distributed to the holders of Company Common Stock and holders of Company Senior Notes and, in the event of the In-Court-Restructuring, the holders of Company Common Stock that are entitled to vote on the Plan, in accordance with, among other things, sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Rule 3018 of the Federal Rules of Bankruptcy Procedure and other applicable Law, and all exhibits, schedules, supplements, modifications, and amendments thereto.

“Equity Interests” means, collectively, the shares (or any class thereof) of capital stock (including common stock and preferred stock), limited liability company interests, partnership interests and any other equity, ownership, or profits interests of the Company, and options, warrants, rights, stock appreciation rights, phantom units, incentives, commitments, calls, redemption rights, repurchase rights or other securities or agreements to acquire or subscribe for, or which are convertible into, or exercisable or exchangeable for, the shares (or any class thereof) of capital stock (including common stock and preferred stock), limited liability company interests, partnership interests and any other equity, ownership, or profits interests of the Company (in each case whether or not arising under or in connection with any employment agreement).

“Holder” has the meaning set forth in the preamble to this Agreement.

“In-Court Restructuring” has the meaning set forth in the recitals to this Agreement.

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“Joinder” means a joinder agreement pursuant to which a newly joining party becomes bound by the terms of this Agreement, the form of which is attached hereto as Exhibit B.

“Merger Agreement” has the meaning set forth in the recitals of this Agreement.

“Merger Sub” has the meaning set forth in the recitals to this Agreement.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Plan” has the meaning set forth in the recitals to this Agreement.

“Solicitation Materials” means all documents, forms and other materials provided in connection with the solicitation of votes on the Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code (other than the Disclosure Statement / Registration Statement(s)).

“Termination Date” has the meaning set forth in Section 7.

“Transfer” means (a) any direct or indirect offer, sale, lease, assignment, encumbrance, loan, pledge, grant of a security interest, hypothecation, disposition or other similar transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, loan, pledge, hypothecation, disposition or other transfer (by operation of Law or otherwise), of any Shares owned by Holder (whether beneficially or of record), including in each case through the Transfer of any Person or any interest in any Person or (b) in respect of any capital stock or interest in any capital stock, to enter into any swap or any other agreement, transaction or series of transactions that results in an amount of Shares subject to Section 3 that is less than the amount of Shares subject to Section 3 as of the date hereof.

1.02.    Interpretation. For purposes of this Agreement:

(a)    in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b)    capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c)    unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d)    unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; provided that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to

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such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

(e)    unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(f)    the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g)    captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(h)    references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

(i)    the use of “include” or “including” is without limitation, whether stated or not;

(j)    as used in this Agreement, the “knowledge” of the Holder means the actual knowledge of any officer of Holder after due inquiry; and

(k)    the phrase “counsel to the Holder” refers to the counsel specified with respect to the Holder in Section 9.10 of this Agreement.

Section 2.    Effectiveness of this Agreement.

2.01.    This Agreement shall become effective and binding upon each of the Parties that has executed and delivered counterpart signature pages to this Agreement at 12:00 a.m., prevailing Eastern Time, on the Agreement Effective Date, which shall be the date on which all of the following conditions have been satisfied or waived by the applicable Party or Parties in accordance with this Agreement.

(a)    Each Party shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties.

(b)    The Merger Agreement shall have been executed and is effective in accordance with its terms.

Section 3.    Commitments of the Holder.

3.01.    General Commitments, Forbearances, and Waivers.

(a)    During the Agreement Effective Period, the Holder irrevocably and unconditionally agrees, in respect of all of its Shares, to:

(i)    vote at any meeting (whether annual or special and whether or not an adjourned or postponed meeting), however called, of the stockholders of the Company, appear at such meeting or otherwise cause the Shares to be counted as present thereat for purpose of establishing a quorum and vote, or cause to be voted at such meeting, all Shares:

(A)    in favor of adoption of the Merger Agreement and approving any other matters necessary for the consummation of the transactions contemplated by the Merger Agreement, including the Merger and the Transactions, and not withdraw any such vote;

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(B)    against (1) any agreement, transaction or proposal that relates to a Company Competing Proposal or any other transaction, proposal, agreement or action made in opposition to adoption of the Merger Agreement or in competition or inconsistent with the Merger or matters contemplated by the Merger Agreement; (2) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company or any of its Subsidiaries contained in the Merger Agreement or of the Holder contained in this Agreement; (3) any action or agreement that would reasonably be expected to result in (I) any condition to the consummation of the Merger set forth in Article VII of the Merger Agreement not being fulfilled or (II) any change to the voting rights of any class of shares of capital stock of the Company (including any amendments to the Company’s Organizational Documents); and (4) any other action that could reasonably be expected to impede, interfere with, delay, discourage, postpone or adversely affect any of the transactions contemplated by the Merger Agreement, including the Merger, or this Agreement. Any attempt by the Holder to vote, consent or express dissent with respect to (or otherwise to utilize the voting power of), the Shares in contravention of this Section 3 shall be null and void ab initio. If the Holder is the Beneficial Owner, but not the holder of record, of any Shares, the Holder agrees to take all actions necessary to cause the holder of record and any nominees to vote (or exercise a consent with respect to) all of such Shares in accordance with this Section 3;

(ii)    support the Transactions, including the Merger and Plan, and subject to receipt by the Holder of the Disclosure Statement / Registration Statement(s), vote or consent, to the extent applicable, all Shares owned or held by Holder and exercise any powers or rights available to it (including at any stockholder meeting or in any process requiring voting or approval to which they are legally entitled to participate), in each case in favor of any matter requiring approval to the extent necessary to implement the Transactions; and

(iii)    be subject to Section 6.3(c) of the Merger Agreement (without giving effect to any amendment or modification of such clauses after the date hereof) as if the Holder were the “Company” thereunder; provided, however, that to the extent the Company complies with its obligations under Section 6.3 of the Merger Agreement and participates in discussions or negotiations with a Person regarding a Company Competing Proposal, the Holder and/or any of its Representatives may engage in discussions or negotiations with such Person to the extent that the Company can act under Section 6.3 of the Merger Agreement.

(b)    During the Agreement Effective Period, the Holder agrees, in respect of all of its Shares, that it shall not, and shall not permit or authorize any of the Holder’s Affiliates and shall use commercially reasonable efforts to not permit or authorize any of the Holder’s or the Holder’s Affiliates’ Representatives to, directly or indirectly:

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(i)    propose, file, support, or vote for, as applicable, any Company Competing Proposal;

(ii)    file any motion, objection, pleading, or other document with the Bankruptcy Court (if the Merger is to be implemented through the In-Court Restructuring) or any other court (including any modifications or amendments thereof) that, in whole or in part, is not consistent in all material respects with this Agreement, the Merger Agreement, and the Plan;

(iii)    initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Chapter 11 Cases, if applicable, this Agreement, the Merger Agreement, or the Transactions against the Company or any of its Subsidiaries or the other Parties, other than to enforce this Agreement or as otherwise permitted under this Agreement;

(iv)    take any of the actions listed in clauses (i) – (iv) of Section 6.3(b) of the Merger Agreement (without giving effect to any amendment or modification of such clauses after the date hereof) ; provided, however, that to the extent the Company complies with its obligations under Section 6.3 of the Merger Agreement and participates in discussions or negotiations with a Person regarding a Company Competing Proposal, the Holder and/or any of its Representatives may engage in discussions or negotiations with such Person to the extent that the Company can act under Section 6.3 of the Merger Agreement; or

(v)    object to, delay, impede, or take any other action to interfere with the Company’s ownership and possession of their assets, wherever located, or, if the Merger is to be implemented through the In-Court Restructuring, interfere with the automatic stay arising under section 362 of the Bankruptcy Code; provided, however, that the Holder may take such actions as are described in clauses (iii) – (iv), above, solely to the extent necessary to preserve the validity, existence or priority of the Shares.

(c)    Any attempt by the Holder to vote, consent or express dissent with respect to (or otherwise to utilize the voting power of) the Shares in contravention of this Section 3 shall be null and void ab initio. If the Holder is the Beneficial Owner, but not the holder of record, of any Shares, the Holder agrees to take all actions reasonably necessary to cause the holder of record and any nominees to vote (or exercise a consent with respect to) all of such Shares in accordance with this Section 3.

3.02.    Commitments with Respect to Chapter 11 Cases.

(a)    During the Agreement Effective Period, in connection with a potential implementation of the Merger through the In-Court Restructuring, the Holder, to the extent that it is entitled to vote to accept or reject the Plan pursuant to its terms, agrees that it shall, subject to receipt by the Holder of the Disclosure Statement / Registration Statement(s) and any other Solicitation Materials:

(i)    vote the Shares to accept the Plan, and not attempt to opt out of any releases thereunder, by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Disclosure Statement / Registration Statement(s) and any other Solicitation Materials and the ballot;

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(ii)    to the extent it is permitted to elect whether to opt out of any releases set forth in the Plan, elect not to opt out of such releases by timely delivering its duly executed and completed ballot(s) indicating such election; and

(iii)    not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (i) and (ii) above; provided that nothing in this Agreement shall prevent any Party from withholding, amending, or revoking (or causing the same) its timely consent or vote with respect to the Plan if this Agreement has been terminated in accordance with its terms.

(b)    During the Agreement Effective Period, the Holder, in respect of the Shares, will support, and will not directly or indirectly object to, delay, impede, or take any other action to interfere with any motion or other pleading or document filed by the Company or its Subsidiaries in the Bankruptcy Court that is consistent with this Agreement or the Merger Agreement.

Section 4.    Additional Provisions Regarding the Holder’s Commitments. Notwithstanding anything contained in this Agreement, nothing in this Agreement shall: (a) subject to any applicable Confidentiality Agreement, affect the ability of the Holder to consult with the Company, Parent, or, if applicable, any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee); (b) impair or waive the rights of the Holder to assert or raise any objection permitted under this Agreement in connection with the Transactions; (c) prevent the Holder from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement; (d) if applicable, limit the rights of the Holder under the Chapter 11 Cases, including appearing as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Cases, in each case, so long as the exercise of any such right is not inconsistent with the Holder’s obligations hereunder; (e) limit the ability of the Holder to purchase, sell or enter into any transactions regarding the Shares, subject to the terms hereof; or (f) except as and to the extent explicitly set forth herein, require the Holder to incur, assume, become liable in respect of or suffer to exist any expenses, liabilities or other obligations, or agree to or become bound by any commitments, undertakings, concessions, indemnities or other arrangements that could result in expenses, liabilities or other obligations to the Holder, and any such action or inaction pursuant to this Section 4 shall not be deemed to constitute a breach of this Agreement.

Section 5.    Transfer and Encumbrance of Shares.

5.01.    During the Agreement Effective Period, the Holder shall not, with respect to any Shares Beneficially Owned by the Holder, (i) Transfer any such Shares or (ii) deposit any such Shares into a voting trust or enter into a voting agreement (other than this Agreement and the Transaction Support Agreement) or arrangement with respect to such Shares or grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto.

5.02.    Notwithstanding Section 5.01, the Holder may: (i) Transfer Shares to one or more Affiliates who (A) is a party to an agreement with Parent with substantially similar terms as this Agreement or (B) if, as a condition to such Transfer, the recipient delivers an executed Joinder to Parent and the Company prior to the consummation of such Transfer or (ii) Transfer Shares with the prior written consent of Parent and the Company.

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5.03.    Nothing in this Agreement shall prohibit direct or indirect transfers of equity or other interests in a Holder or any Shares by the Holder to an Affiliate of the Holder; provided, that a Transfer described in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee delivers to Parent and the Company an executed Joinder.

5.04.    The Holder agrees that any shares of Company Common Stock and any other Equity Interests of the Company that the Holder purchases or otherwise acquires or with respect to which the Holder otherwise acquires voting power during the Agreement Effective Period shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares as of the date hereof, and the Holder shall promptly notify the Company of the existence of any such after acquired Equity Interests.

5.05.    Upon compliance with the requirements of this Section 5 and delivery of an executed Joinder to Parent and the Company, any transferee that has received Shares shall be deemed a Holder, and the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Shares. Any Transfer or attempted Transfer of Shares in violation of this Section 5 shall, to the fullest extent permitted by Law, be null and void ab initio.    In furtherance of the foregoing, the Holder hereby agrees to authorize and instruct the Company to instruct its transfer agent to enter a stop transfer order with respect to all of the Shares. If any involuntary Transfer of any of Shares of the Holder shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

5.06.    This Agreement shall in no way be construed to preclude the Holder from acquiring additional Shares or any other shares of capital stock or other Equity Interests of the Company (“Additional Shares”); provided, however, that (a) such Additional Shares shall automatically and immediately upon acquisition by the Holder be subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company or counsel to Parent or when or whether a Joinder is executed), and (b) such Holder must provide notice of such acquisition (including the amount and type of Additional Shares acquired) to counsel to the Company and counsel to the Parent within two (2) Business Days of such acquisition.

5.07.    In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting the Shares, the terms of this Agreement shall apply to the resulting securities.

5.08.    This Section 5 shall not impose any obligation on the Company or Parent to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling the Holder to Transfer any of its Shares.

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Section 6.    Representations and Warranties of Holder. The Holder hereby represents and warrants that the following statements are and will be true and correct, as of the date the Holder executes and delivers this Agreement or a Joinder, as applicable, as of the Agreement Effective Date and as of the Effective Time:

(a)    Organization; Authority. The Holder is a limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. The Holder has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Holder and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding agreement of the Holder, enforceable against the Holder in accordance with its terms (except in all cases as such enforceability may be limited by Creditors’ Rights), and no other action is necessary to authorize the execution and delivery by the Holder or the performance of the Holder’s obligations hereunder.

(b)    Ownership. The Holder has, with respect to the Shares, and at all times during the term of this Agreement will continue to have, Beneficial Ownership of, good and valid title to and full and exclusive power to vote, issue instructions and consent with respect to the matters set forth in Section 3, agree to all of the matters set forth in this Agreement and to Transfer the Shares. The Shares constitute all of the shares of Company Common Stock owned of record or beneficially by the Holder as of the date hereof. Other than this Agreement, (i) there are no agreements or arrangements of any kind, contingent or otherwise, to which the Holder is a party obligating the Holder to Transfer or cause to be Transferred to any person any of the Shares (other than upon a liquidation of Holder pursuant to Holder’s Organizational Documents) and (ii) no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Shares.

(c)    No Violation. The execution, delivery and performance by the Holder of this Agreement will not (i) violate any provision of any Law applicable to the Holder; (ii) violate any order, judgment or decree applicable to the Holder or any of its Affiliates; or (iii) conflict with, or result in a breach or default under, any agreement or instrument to which the Holder or any of its Affiliates is a party or any term or condition of its certificate of formation, limited liability company agreement or comparable Organizational Documents, as applicable, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on the Holder’s ability to satisfy its obligations hereunder.

(d)    Consents and Approvals. The execution and delivery by the Holder of this Agreement does not, and the performance of the Holder’s obligations hereunder, require the Holder or any of its Affiliates to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any person or Governmental Entity, except such filings and authorizations as may be required under the Exchange Act.

(e)    Absence of Litigation. To the knowledge of the Holder, as of the date hereof, there is no Proceeding pending against, or threatened in writing against the Holder that would prevent the performance by the Holder of its obligations under this Agreement or to consummate the transactions contemplated hereby or by the Merger Agreement, including the Merger, on a timely basis.

(f)    Absence of Other Voting Agreements. Other than pursuant to Permitted Encumbrances, none of the Shares is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to voting, in each case, that is inconsistent with this

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Agreement, except as disclosed in the Company SEC Documents and as contemplated by this Agreement. None of the Shares is subject to any pledge agreement pursuant to which the Holder does not retain sole and exclusive voting rights with respect to the Shares subject to such pledge agreement at least until the occurrence of an event of default under the related debt instrument.

Section 7.    Termination Events. This Agreement shall terminate at the earlier of (a) the date the Merger Agreement is validly terminated in accordance with its terms, (b) the Effective Time, (c) the date of any modification, waiver or amendment to the Merger Agreement effected without the Holder’s consent that (y) decreases the amount or changes the form of consideration payable to all of the stockholders of the Company pursuant to the terms of the Merger Agreement as in effect on the date of this Agreement or (z) otherwise materially adversely affects the interests of the Holder, (d) the mutual written consent of the Parties, (e) the Outside Date and (f) the occurrence of a Company Change of Recommendation pursuant to the Merger Agreement (such date, the “Termination Date”). Neither the provisions of this Section 7 nor the termination of this Agreement shall relieve (x) any Party from any liability of such Party to any other Party incurred prior to such termination or (y) any Party from any liability to any other Party arising out of or in connection with a breach of this Agreement. Nothing in the Merger Agreement shall relieve the Holder from any liability arising out of or in connection with a breach of this Agreement.

Section 8.    Amendments and Waivers.

(a)    This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the Holder, Parent and the Company.

(b)    At any time prior to the Effective Time, the Parties may, to the extent legally allowed:

(i)    extend the time for the performance of any of the obligations or acts of the other Party hereunder;

(ii)    waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; or

(iii)    waive compliance with any of the agreements or conditions of the other Party contained herein;

provided, that, in each case, such waiver is made in writing and signed by the Party (or Parties) against whom the waiver is to be effective.

Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a Party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such Party. No waiver by any of the parties hereto of any default, misrepresentation or breach of representation, warranty, covenant or other agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

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Section 9.    Miscellaneous.

9.01.    Waiver of Appraisal Rights; Litigation. Unless (a) this Agreement is terminated in accordance with its terms, or (b) the Merger Agreement is amended in a manner that reduces the amount or changes the form of the Merger Consideration payable or imposes any material restrictions on or additional material conditions on the payment of the Merger Consideration or extends the Outside Date, in each case without the consent of the Holder, to the fullest extent permitted by Law, the Holder hereby irrevocably and unconditionally waives, and agrees not to exercise, any rights of appraisal (including under Section 262 of the DGCL) relating to the Merger that the Holder may have by virtue of the ownership of any Shares. The Holder further agrees not to commence, join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub or the Company or any of their respective Affiliates and each of their successors or directors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the transactions contemplated hereby or thereby, including any claim (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (ii) alleging a breach of any fiduciary duty of the Company Board in connection with the negotiation and entry into the Merger Agreement or the transactions contemplated thereby, and hereby irrevocably waives any claim or rights whatsoever with respect to any of the foregoing.

9.02.    Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.

9.03.    Further Assurances. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Transactions, as applicable.

9.04.    Complete Agreement. Except as otherwise explicitly provided herein, this Agreement (together with the Confidentiality Agreement, the Merger Agreement any other documents and instruments executed pursuant hereto or thereto) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto.

9.05.    GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM.

12

(i)    THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(ii)    UNLESS AND UNTIL THE CHAPTER 11 CASES ARE COMMENCED, THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DGCL, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.10 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(iii)    IF THE CHAPTER 11 CASES ARE COMMENCED, THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE BANKRUPTCY COURT FOR SO LONG AS THE CHAPTER 11 CASES ARE PENDING SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY THE BANKRUPTCY COURT.

13

9.06.    TRIAL BY JURY WAIVER. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.06.

9.07.    Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

9.08.    Rules of Construction. This Agreement is the product of negotiations among the Company, Parent and the Holder, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Company, Parent and the Holder were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel and, therefore, waive the application of any Law, regulation, holding or rule of construction (a) providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document or (b) any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel.

9.09.    Successors and Assigns; Third Parties. There are no third party beneficiaries under this Agreement, except that each No Recourse Party shall be a third party beneficiary of Section 9.24. The rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other Person. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence and except as set forth in Section 5, this Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable.

14

9.10.    Notices. All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)        if to the Company, to:

HighPoint Resources Corporation.

555 17th St, Suite 3700

Denver, CO 80202

Attention: Bill Crawford, Chief Financial Officer; Kenneth A.

Wonstolen, Senior VP and General Counsel

E-mail address: bcrawford@hpres.com; and

kwonstolen@hpres.com

with copy to:

Kirkland & Ellis LLP

609 Main Street, Suite 4700

Houston, Texas 77002

Attention: Sean T. Wheeler, P.C., John D. Pitts, P.C., and Cephas Sekhar

E-mail address: sean.wheeler@kirkland.com; and

john.pitts@kirkland.com; and cephas.sekhar@kirkland.com

and

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Attention: Mark Kieselstein, P.C., and W. Benjamin Winger

E-mail address: mkieselstein@kirkland.com; and

benjamin.winger@kirkland.com

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Joshua A. Sussberg, P.C.

E-mail address: joshua.sussberg@kirkland.com

(b)        if to the Holder, to: the address or e-mail addresses set forth on the Holder’s signature page to this Agreement (or in the signature page to a Joinder in the case of any Holder that becomes a party hereto after the Agreement Effective Date).

(c)        if to Parent, to:

Bonanza Creek Energy Inc.

410 17th St,

15

Denver, CO 80202

Attention: Skip Marter, General Counsel

E-mail address: SMarter@bonanzacrk.com

with copy to:

Vinson & Elkins LLP

1001 Fannin St,

Houston, TX 77002

Attention: Paul E. Heath

E-mail address: pheath@velaw.com

and

Vinson & Elkins LLP

1114 Avenue of the Americas, 32nd Floor

New York, NY 10036

Attention: Shelley A. Barber

E-mail address: sbarber@velaw.com

and

Vinson & Elkins LLP

2001 Ross Avenue, Suite 3900

Dallas, TX 75201

Attention: Robert Kimball

E-mail address: rkimball@velaw.com

Any notice given by delivery, mail, or courier shall be effective when received.

9.11.    Independent Due Diligence and Decision Making. The Holder hereby confirms that its decision to execute this Agreement has been based upon its independent investigation.

9.12.    Enforceability of Agreement. If the Chapter 11 Cases are commenced, each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

9.13.    Waiver. Subject, in the case of Parent and the Company, to the terms and conditions set forth in the Merger Agreement, if the Merger is not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

16

9.14.    Settlement. If the Merger is not consummated, or if this Agreement is terminated in accordance with its terms for any reason, the Parties fully reserve any and all of their rights and nothing herein shall constitute or be deemed to constitute such Party’s consent or approval of any chapter 11 plan of reorganization for the Company or any waiver of any rights such Party may have under any subordination agreement. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

9.15.    Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder. Prior to the termination of this Agreement pursuant to Section 7, it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 9.15, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at Law or in equity. Each Party accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement, all in accordance with the terms of this Section 9.15. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.15, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

9.16.    Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

9.17.    Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable. Upon such determination that any term or other provision is illegal, invalid or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner. Except as otherwise contemplated by this Agreement, in response to an order from a court or other competent authority for any Party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, to the extent that a Party took an action inconsistent with this Agreement or failed to take action consistent with this Agreement or required by this Agreement pursuant to such order, such Party shall not incur any liability or obligation unless such Party did not in good faith seek to resist or object to the imposition or entering of such order.

17

9.18.    Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

9.19.    Capacity of the Holder. The Holder has entered into this agreement on account of all Equity Interests in the Company that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Equity Interests.

9.20.    Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 8, or otherwise, including a written approval by the Company, Parent or the Holder, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel (identified in Section 9.10) to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

9.21.    Relationship Among Parties. It is understood and agreed the Holder does not owe any duty of trust or confidence of any kind or form to any other Party as a result of entering into this Agreement. In this regard, it is understood and agreed that the Holder may Transfer Shares without the consent of any other Party, subject to applicable securities Laws and the terms of this Agreement, including Section 5; provided, however, that the Holder shall not have any responsibility for any such trading to any other Person by virtue of this Agreement. No prior history, pattern or practice of sharing confidences among or between the Parties shall in any way affect or negate this understanding and agreement. The Holder shall not, as a result of its entering into and performing its obligations under this Agreement, be deemed to be part of a “group” (as that term is used in Section 13(d) of the Exchange Act or Rule 13d-5 promulgated thereunder) with any other Person. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture, any like relationship between the Parties or a presumption that the Parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

9.22.     Survival. Notwithstanding the termination of this Agreement pursuant to Section 7 hereof, the terms, provisions, agreements and obligations of the Parties in Sections 1.02, 7, 8, and 9 (other than Section 9.03), and any defined terms used in any of the forgoing Sections (solely to the extent used therein), shall survive such termination and shall continue in full force and effect in accordance with the terms hereof.

9.23.    Publicity. The Holder consents to and authorizes the publication and disclosure by the Company and Parent of the Holder’s identity and holding of Shares, and the terms of this Agreement (including, for avoidance of doubt, the disclosure of this Agreement), in any press release, the Registration Statement, including the Joint Proxy Statement, as applicable, and any other disclosure document required in connection with the Merger Agreement, the Merger, the Plan and the transactions contemplated by the Merger Agreement and the Plan.

18

9.24.    No Recourse. This Agreement may only be enforced against the named parties hereto (and then only to the extent of the specific obligations undertaken by such parties in this Agreement). All claims or causes of action (whether in contract, tort, equity or any other theory) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may be made only against the Persons that are expressly identified as parties hereto (and then only to the extent of the specific obligations undertaken by such parties herein). Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future direct or indirect director, manager, officer, employee, incorporator, member, partner, stockholder, equity holder, trustee, Affiliate, controlling person, agent, attorney, or other Representative of any Party (including any person negotiating or executing this Agreement on behalf of a Party), nor any past, present or future direct or indirect director, manager, officer, employee, incorporator, member, partner, stockholder, equity holder, trustee, affiliate, controlling person, agent, attorney or other representative of any of the foregoing (other than any of the foregoing that is a Party) (any such Person, a “No Recourse Party”), shall have any liability with respect to this Agreement or with respect to any proceeding (whether in contract, tort, equity or any other theory that seeks to “pierce the corporate veil” or impose liability of an entity against its owners or affiliates or otherwise) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement.

9.25.    Reliance. The Holder understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance upon the Holder’s execution and delivery of this Agreement.

9.26.    Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated.

9.27.    Fiduciary Duties. The Holder is entering into this Agreement solely in its capacity as the record or Beneficial Owner of the Shares and nothing herein is intended to or shall limit or affect any actions taken by any of the Holder’s designees serving in his or her capacity as a director of the Company (or a Subsidiary of the Company). The taking of any actions (or failures to act) by the Holder’s designees serving as a director of the Company (in such capacity as a director) shall not be deemed to constitute a breach of this Agreement.

9.28.    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Holder, and Parent shall not have any authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Holder in the voting or disposition of any Shares, except as otherwise expressly provided herein.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

19

Company’s Signature Page to

the Voting and Support Agreement

HIGHPOINT RESOURCES CORPORATION

By:	/s/ R. Scot Woodall
Name:	R. Scot Woodall
Title:	Authorized Signatory

Parent Signature Page to

the Voting and Support Agreement

PARENT:

BONANZA CREEK ENERGY, INC.

By:	/s/ Eric T. Greager
Name:	Eric T. Greager
Title:	President and Chief Executive Officer

MERGER SUB:

BORON MERGER SUB, INC.

By:	/s/ Cyrus D. Marter IV
Name:	Cyrus D. Marter IV
Title:	President and Secretary

Holder Signature Page to

the Voting and Support Agreement

FIFTH CREEK ENERGY COMPANY, LLC

/s/ Craig S. Glick
Name: Craig S. Glick
Title: Authorized Representative

Address: c/o NGP 2850 N. Harwood Street, 19th Floor Dallas, Texas 75201 Attention: Jeffrey A. Zlotky

E-mail address(es): jzlotky@ngptrs.com

Aggregate Amounts Beneficially Owned or Managed on Account of:
Shares of Company Common Stock	2,000,000

EXHIBIT A

Chapter 11 Plan

TSA Version

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
HIGHPOINT RESOURCES CORP. et al.,[1]	)	Case No. 20-[ ] ( )
)
Debtors.	)	(Joint Administration Requested)
)

DEBTORS’ JOINT PREPACKAGED PLAN OF REORGANIZATION

PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

THIS CHAPTER 11 PLAN IS BEING SOLICITED FOR ACCEPTANCE OR REJECTION IN

ACCORDANCE WITH BANKRUPTCY CODE SECTION 1125 AND WITHIN THE MEANING OF

BANKRUPTCY CODE SECTION 1126. THIS CHAPTER 11 PLAN WILL BE SUBMITTED TO THE

BANKRUPTCY COURT FOR APPROVAL FOLLOWING SOLICITATION AND THE DEBTORS’

FILING FOR CHAPTER 11 BANKRUPTCY.

Domenic E. Pacitti (DE Bar No. 3989)	Joshua A. Sussberg, P.C. (pro hac vice pending)
Michael W. Yurkewicz (DE Bar No. 4165)	KIRKLAND & ELLIS LLP
KLEHR HARRISON HARVEY BRANZBURG LLP	KIRKLAND & ELLIS INTERNATIONAL LLP
919 North Market Street, Suite 1000	601 Lexington Avenue
Wilmington, Delaware 19801	New York, New York 10022
Telephone: (302) 426-1189	Telephone: (212) 446-4800
Facsimile: (302) 426-9193	Facsimile: (212) 446-4900

- and -	- and -

Morton R. Branzburg (pro hac vice pending)	Marc Kieselstein, P.C. (pro hac vice pending)
KLEHR HARRISON HARVEY BRANZBURG LLP	W. Benjamin Winger (pro hac vice pending)
1835 Market Street, Suite 1400	KIRKLAND & ELLIS LLP
Philadelphia, Pennsylvania 19103	KIRKLAND & ELLIS INTERNATIONAL LLP
Telephone: (215) 569-3007	300 North LaSalle Street
Facsimile: (215) 568-6603	Chicago, Illinois 60654
Telephone: (312) 862-2000
Facsimile: (312) 862-2200

Proposed Co-Counsel to the Debtors and Debtors in Possession

Dated: [●]

[1]

The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: HighPoint Resources Corporation (xxxx); HighPoint Operating Corporation (xxxx); and Fifth Pocket Production, LLC (xxxx). The location of the Debtors’ principal place of business is 555 17th Street, Suite 3700 Denver, Colorado 8020.

TABLE OF CONTENTS

ARTICLE I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW		1
A.	Defined Terms.	1
B.	Rules of Interpretation.	10
C.	Computation of Time.	10
D.	Governing Law.	11
E.	Reference to Monetary Figures.	11
F.	Reference to the Debtors or the Reorganized Debtors.	11
G.	Controlling Document.	11
H.	Consent Rights.	11

ARTICLE II. ADMINISTRATIVE CLAIMS AND PRIORITY CLAIMS		11
A.	Administrative Claims.	12
B.	Priority Tax Claims.	13
C.	Payment of Trustee Fees	13

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		13
A.	Classification of Claims and Interests.	13
B.	Treatment of Claims and Interests.	14
C.	Special Provision Governing Unimpaired Claims.	17
D.	Elimination of Vacant Classes.	17
E.	Voting Classes; Presumed Acceptance by Non-Voting Classes.	17
F.	Intercompany Interests.	17
G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.	18
H.	Controversy Concerning Impairment.	18
I.	Subordinated Claims.	18

ARTICLE IV. MEANS FOR IMPLEMENTATION OF THE PLAN		18
A.	General Settlement of Claims and Interests.	18
B.	Merger & Restructuring Transactions.	18
C.	Cancellation of Existing Agreements and Interests.	19
D.	Section 1146 Exemption.	20
E.	The Restructuring.	20
F.	Restructuring Expenses.	25

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		25
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases.	25
B.	Indemnification Obligations.	25
C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.	26
D.	Insurance Policies.	26
E.	Reservation of Rights.	27
F.	Nonoccurrence of Effective Date.	27
G.	Contracts and Leases Entered Into After the Petition Date.	27

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS		27
A.	Timing and Calculation of Amounts to Be Distributed.	27
B.	Disbursing Agent.	27
C.	Rights and Powers of Disbursing Agent.	28
D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.	28
E.	Manner of Payment.	29
F.	Compliance with Tax Requirements.	29
G.	Allocations.	29
H.	No Postpetition Interest on Claims.	29

i

I.	Foreign Currency Exchange Rate.	30
J.	Setoffs and Recoupment.	30
K.	Claims Paid or Payable by Third Parties.	30

ARTICLE VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		31
A.	Disputed Claims Process.	31
B.	Allowance of Claims.	31
C.	Claims Administration Responsibilities.	31
D.	Adjustment to Claims or Interests without Objection.	32
E.	Disallowance of Claims or Interests.	32

ARTICLE VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		32
A.	Discharge of Claims and Termination of Interests.	32
B.	Release of Liens.	32
C.	Releases by the Debtors.	33
D.	Releases by Holders of Claims and Interests.	34
E.	Exculpation.	34
F.	Injunction.	35
G.	Protections against Discriminatory Treatment.	35
H.	Document Retention.	35
I.	Reimbursement or Contribution.	35

ARTICLE IX. CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN		36
A.	Conditions Precedent to the Effective Date.	36
B.	Waiver of Conditions.	36
C.	Effect of Failure of Conditions.	36

ARTICLE X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		37
A.	Modification and Amendments.	37
B.	Effect of Confirmation on Modifications.	37
C.	Revocation or Withdrawal of Plan.	37

ARTICLE XI. RETENTION OF JURISDICTION		37

ARTICLE XII. MISCELLANEOUS PROVISIONS		39
A.	Immediate Binding Effect.	39
B.	Additional Documents.	39
C.	Payment of Statutory Fees.	40
D.	Statutory Committee and Cessation of Fee and Expense Payment.	40
E.	Reservation of Rights.	40
F.	Successors and Assigns.	40
G.	Notices.	40
H.	Term of Injunctions or Stays.	42
I.	Entire Agreement.	42
J.	Exhibits.	42
K.	Nonseverability of Plan Provisions.	42
L.	Votes Solicited in Good Faith.	43
M.	Closing of Chapter 11 Cases.	43
N.	Waiver or Estoppel.	43

ii

INTRODUCTION

HighPoint Resources Corporation, HighPoint Operating Corporation, and Fifth Pocket Production LLC (each, a “Debtor” and, collectively, the “Debtors”) propose this joint prepackaged plan of reorganization (the “Plan”) for the resolution of the outstanding claims against and equity interests in the Debtors pursuant to chapter 11 of the Bankruptcy Code. Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in Article I.A of this Plan. Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims and Interests pursuant to the Bankruptcy Code. Holders of Claims against or Interests in the Debtors may refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, and projections of future operations, as well as a summary and description of this Plan, the Restructuring Transactions, and certain related matters. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.

ALL HOLDERS OF CLAIMS AGAINST OR INTERESTS IN THE DEBTORS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, AND GOVERNING LAW

A.	Defined Terms.

As used in this Plan, capitalized terms have the meanings set forth below.

1.    “7% Notes” means the 7% senior notes, due 2022, issued by the Borrower pursuant to the 7% Notes Indenture.

2.    “7% Notes Claims” means any Claim on account of the 7% Notes and the 7% Notes Indenture.

3.    “7% Notes Indenture” means that certain Senior Indenture, dated as of July 8, 2009, among Borrower, as issuer, Deutsche Bank Trust Company Americas, as trustee, and the guarantors party thereto as supplemented by that certain Fourth Supplemental Indenture, dated as of March 12, 2012, by and among the Borrower, Deutsche Bank Trust Company Americas, as trustee, and the subsidiary guarantors party thereto, as further amended, restated, supplemented or otherwise modified from time to time.

4.    “8.75% Notes” means the 8.75% senior notes, due 2025, issued by the Borrower pursuant to the 8.75% Notes Indenture.

5.    “8.75% Notes Claims” means any Claim on account of the 8.75% Notes and the 8.75% Notes Indenture.

6.    “8.75% Notes Indenture” means that certain Indenture, dated as of April 28, 2017, by and among Borrower, as issuer, Deutsche Bank Trust Company Americas, as trustee, and the guarantors party thereto, as amended, restated, or otherwise supplemented from time to time.

7.    “Administrative Claim” means a Claim for costs and expenses of administration of the Estates under sections 503(b), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date of preserving the Estates and operating the businesses of the Debtors; (b) Professional Fee Claims (to the extent Allowed by the Court); and (c) all fees and charges assessed against the Estates under chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1911-1930.

8.    “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code as if the referenced Entity was a debtor in a case under the Bankruptcy Code.

9.    “Agents” means, collectively, any administrative agent, collateral agent, or similar Entity under the RBL Credit Agreement, the Notes, or the Exit RBL Facility (as the context requires), including any successors thereto.

10.    “Allowed” means, as to a Claim or an Interest (or any portion thereof), a Claim or an Interest (a) that is not Disputed within the applicable period of time, if any, fixed by the Bankruptcy Code, the Bankruptcy Rules, or the Court or (b) that is allowed, compromised, settled or otherwise resolved pursuant to the terms of the Plan, under the Bankruptcy Code, or by a Final Order, as applicable. For the avoidance of doubt, (a) there is no requirement to File a Proof of Claim (or move the Court for allowance) to be an Allowed Claim under the Plan, (b) the Debtors may affirmatively determine to deem Unimpaired Claims Allowed in an asserted amount for purposes of the Plan, and (c) any Claim or Interest (or any portion thereof) that has been disallowed pursuant to a Final Order shall not be an “Allowed” Claim or Interest.

11.    “Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination, or other claims, actions, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies under sections 502, 510, 542, 544, 545, 547 through 553, and 724(a) of the Bankruptcy Code or under similar or related state or federal statutes and common law, including fraudulent transfer laws.

12.    “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532.

13.    “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Court.

14.    “BCEI” means Bonanza Creek Energy, Inc. and Merger Sub.

15.    “BCEI Common Stock” means the issued and outstanding common stock of BCEI, on an aggregate basis, immediately after giving effect to consummation of the Restructuring Transactions, including the Merger.

16.    “Borrower” means HighPoint Operating Corporation.

17.    “Business Day” means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

18.    “Cash” means cash and cash equivalents, including bank deposits, checks, and other similar items in legal tender of the United States of America.

19.    “Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; and (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code.

20.    “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Court and (b) when used with reference to all the Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Court.

21.    “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.

22.    “Claims and Noticing Agent” means [•], the claims, noticing, and solicitation agent retained by the Debtors in the Chapter 11 Cases by Court order.

23.    “Claims Register” means the official register of Claims and Interests in the Debtors maintained by the Claims and Noticing Agent.

24.    “Class” means a class of Claims or Interests as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.

25.    “CM/ECF” means the Court’s Case Management and Electronic Case Filing system.

26.    “Combined Company” means the entity surviving the Merger with Merger Sub pursuant to the Merger Agreement.

27.    “Confirmation” means the Court’s entry of the Confirmation Order on the docket of the Chapter 11 Cases.

28.    “Confirmation Date” means the date upon which the Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

29.    “Confirmation Hearing” means the hearing held by the Court on confirmation of the Plan, pursuant to Bankruptcy Rule 3020(b)(2) and sections 1128 and 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.

30.    “Confirmation Order” means the order of the Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, and such order shall be consistent with the terms of the TSA and the Merger Agreement (and subject to the consent, approval, and consultation rights set forth in each).

31.    “Consenting 7% Noteholders” means the Holders of 7% Notes that are signatories to the TSA, and any subsequent Holder of 7% Notes that becomes party thereto in accordance with the terms of the TSA.

32.    “Consenting 8.75% Noteholders” means the Holders of 8.75% Notes that are signatories to the TSA, and any subsequent Holder of 8.75% Notes that becomes party thereto in accordance with the terms of the TSA.

33.    “Consenting Noteholders” means, together, the Consenting 7% Noteholders and the Consenting 8.75% Noteholders.

34.    “Consenting Noteholders’ Advisors” means, (a) Akin Gump Strauss Hauer & Feld LLP, (b) one (1) local counsel to the Consenting Noteholders, and (c) any other advisor that the Consenting Noteholders determine to hire in connection with the Restructuring Transactions with the consent of the Debtors (in consultation with BCEI), not to be unreasonably withheld or delayed.

35.    “Consenting Shareholders” means the Holders of Existing HPR Interests that are signatories to the TSA.

36.    “Court” means the United States Bankruptcy Court for the District of Delaware.

37.    “Cure” means all amounts required to cure any monetary defaults under any Executory Contract or Unexpired Lease (or such lesser amount as may be agreed upon by the parties under an Executory Contract or Unexpired Lease) that is to be assumed by the Debtors pursuant to sections 365 or 1123 of the Bankruptcy Code.

38.    “D&O Liability Insurance Policies” means all insurance policies of any of the Debtors for directors’, managers’, and officers’ liability existing as of the Petition Date (including any “tail policy”) and all agreements, documents, or instruments relating thereto.

39.    “Debtor Release” means the releases given on behalf of the Debtors and their Estates to the Released Parties as set forth in Article VIII.C of this Plan.

40.    “Definitive Documents” has the meaning set forth in the TSA.

41.    “Description of New Take Back Notes” means the Description of New Take Back Notes attached as Exhibit B to the TSA.

42.    “Disbursing Agent” means, as applicable, the Reorganized Debtors or any Entity the Reorganized Debtors select to make or to facilitate distributions in accordance with the Plan and the Merger Agreement, which Entity may include the Claims and Noticing Agent.

43.    “Disclosure Statement” has the meaning set forth in the TSA.

44.    “Disputed” means, as to a Claim or an Interest, a Claim or an Interest: (a) that an objection to such Claim or Interest (or portion thereof) has been filed on or before the Effective Date; (b) that is not Allowed; (c) that is not disallowed under the Plan, the Bankruptcy Code, or a Final Order, as applicable; and (d) with respect to which a party in interest has filed a Proof of Claim or otherwise made a written request to a Debtor for payment, without any further notice to or action, order, or approval of the Court.

45.    “Distribution Record Date” means the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be the first day of the Confirmation Hearing or such other date agreed to by the Debtors, BCEI, and the Required Consenting Noteholders; provided that the Distribution Record Date shall not apply to the Debtors’ publicly-traded securities, including the Notes, the Holders of which shall receive their distribution pursuant to the customary practices and procedures of DTC in accordance with the Merger Agreement.

46.    “DTC” means The Depository Trust Company or any successor thereto.

47.    “Effective Date” means the date that is the first Business Day after the Confirmation Date on which (a) no stay of the Confirmation Order is in effect and (b) all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A of the Plan have been satisfied or waived in accordance with Article IX.B of the Plan. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable thereafter.

48.    “Employment Obligations” means any obligations to employees that are assumed in accordance with Article IV.E.11 of the Plan.

49.    “Entity” means any entity, as defined in section 101(15) of the Bankruptcy Code.

50.    “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

51.    “Exculpated Parties” means, collectively, each of the following, solely in its capacity as such: (i)(a) the Debtors; (b) the Reorganized Debtors; (c) with respect to each of the foregoing parties in clauses (i)(a) and (i)(b), each of such Entity’s current and former Affiliates; and (d) with respect to each of the foregoing parties in clauses (i)(a) through (i)(c), each of such party’s current and former directors, managers, officers, principals, members, managed accounts or funds, fund advisors, employees, equity Holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals; and (ii)(a) RESERVED; (b) the Consenting Noteholders; (c) [RESERVED]; (d) each Trustee, (e) the Consenting Shareholders; (f) BCEI; (g) with respect to each of the foregoing parties in clauses (ii)(a) through (ii)(f), each of such Entity’s current and former Affiliates; and (h) with respect to each of the foregoing parties in clauses (ii)(a) through (ii)(g), each of such party’s current and former directors, managers, officers, principals, members, managed accounts or funds, fund advisors, employees, equity Holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, investment advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals.

52.    “Executory Contract” means a contract to which one or more of the Debtors are a party and that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

53.    “Existing HPR Interests” means any issued, unissued, authorized, or outstanding shares of common stock, preferred stock, or other instrument evidencing an ownership interest in a Debtor, whether or not transferable, together with any warrants, equity-based awards, or contractual rights to purchase or acquire such equity interests at any time and all rights arising with respect thereto that existed immediately before the Effective Date; provided that Existing HPR Interests do not include any Intercompany Interests.

54.    “Exit RBL Facility” means the exit RBL loan facility or amended and restated RBL loan facility of BCEI (or any combination of the foregoing), with aggregate commitments (drawn and undrawn, collectively) of not less than $250 million in principal amount.

55.    “Exit RBL Documents” means any documentation necessary to effectuate the incurrence of the Exit RBL Facility, which shall be consistent with the TSA and the Merger Agreement (and subject to the consent, approval, and consultation rights set forth in each).

56.    “Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date.

57.    “File” means file, filed, or filing with the Court or its authorized designee in the Chapter 11 Cases. “Filed” and “Filing” shall have correlative meanings.

58.    “Final Order” means, as applicable, an order or judgment of the Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice.

59.    “General Administrative Claim” means any Administrative Claim, including a Cure, other than a Professional Fee Claim.

60.    “General Unsecured Claim” means any unsecured Claim against one or more of the Debtors that is not (a) an Administrative Claim; (b) a Professional Fee Claim; (c) a Priority Tax Claim; (d) an Other Priority Claim; (e) a Notes Claim, (f) an Intercompany Claim; or (g) a Section 510(b) Claim.

61.    “Governing Body” means, in each case in its capacity as such, the board of directors, board of managers, manager, general partner, investment committee, special committee, or such similar governing body of any of the Debtors or the Reorganized Debtors, as applicable.

62.    “Governmental Unit” means any governmental unit, as defined in section 101(27) of the Bankruptcy Code.

63.     “Holder” means an Entity holding a Claim or Interest.

64.    “Holdings” means HighPoint Resources Corporation.

65.    “Impaired” means, with respect to a Claim, an Interest, or a Class of Claims or Interests, a Claim, an Interest, or a Class of Claims or Interests that is “impaired” within the meaning of section 1124 of the Bankruptcy Code.

66.    “Indemnification Provisions” means each of the Debtors’ indemnification obligations in place immediately prior to the Effective Date, whether in the respective Debtors’ bylaws, certificates of incorporation, limited partnership agreements, other formation documents, or contracts, to the current and former members of any Governing Body, directors, officers, managers, employees, attorneys, other professionals, and respective agents of, or acting on behalf of, the Debtors.

67.    “Indentures” means, collectively, the 7% Notes Indenture and the 8.75% Notes Indentures.

68.    “Intercompany Claim” means any Claim against a Debtor held by another Debtor.

69.    “Intercompany Interest” means an equity interest in a Debtor held by another Debtor.

70.    “Interest” means, collectively, Existing HPR Interests and Intercompany Interests.

71.    “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001.

72.    “Lenders” means the lenders party to the RBL Credit Agreement and the Exit RBL Facility, from time to time.

73.    “Lien” means a lien as defined in section 101(37) of the Bankruptcy Code.

74.    “Merger” means the merger of Holdings with Merger Sub pursuant to the Merger Agreement.

75.    “Merger Agreement” means the agreement and plan of merger, dated November 9, 2020, by and among Holdings, BCEI, and Merger Sub, as may be amended from time to time, attached as Exhibit [•] to the Disclosure Statement.

76.    “Merger Sub” means Boron Merger Sub, Inc., a company incorporated under the laws of Delaware and a wholly owned subsidiary of BCEI.

77.    “New BCEI Board” means the new board of directors for BCEI upon consummation of the Restructuring Transactions.

78.    “New Take Back Notes” means the 7.5% senior notes due 2026, to be offered by BCEI to holders of Notes Claims and issued on the Effective Date, having the terms described in the Description of New Take Back Notes.

79.    “New Take Back Notes Indenture” means the indenture with respect to the New Take Back Notes, which indenture shall be consistent with the Description of New Take Back Notes.

80.    “New Organizational Documents” means the documents providing for corporate governance of the Reorganized Debtors, upon consummation of the Restructuring Transactions, including charters, bylaws, operating agreements, or other organizational documents or shareholders’ agreements, as applicable, which shall be consistent with section 1123(a)(6) of the Bankruptcy Code (as applicable), which shall be consistent with the TSA and the Merger Agreement (and subject to the consent, approval, and consultation rights set forth in each), and with respect to the Combined Company, includes the charter set forth on Exhibit A of the Merger Agreement and the bylaws of Merger Sub, which, upon consummation of the Merger, will become the bylaws of the Combined Company.

81.    “Notes” means, collectively, the 7% Notes and the 8.75% Notes.

82.     “Notes Claims” means any and all outstanding Claims arising under, derived from, based on, or secured pursuant to the 7% Notes Indenture, the 8.75% Notes Indenture or any other agreement, instrument, or document executed at any time in connection therewith, including all obligations under and as defined in the 7% Notes Indenture or the 8.75% Notes Indenture, as applicable.

83.    “Other Priority Claim” means any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

84.    “Other Secured Claim” means any Secured Claim against the Debtors, including any secured tax Claim or any Claim arising under, derived from, or based upon any letter of credit issued in favor of one or more Debtors, the reimbursement obligation for which is either secured by a lien on collateral or is subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

85.    “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

86.    “Petition Date” means the date on which the Debtors commenced the Chapter 11 Cases.

87.    “Plan” means this joint prepackaged plan of reorganization under chapter 11 of the Bankruptcy Code, either in its present form or as it may be altered, amended, modified, or supplemented from time to time in accordance with the Bankruptcy Code, Bankruptcy Rules, the TSA, the Merger Agreement, and the Plan Supplement, which is incorporated herein by reference, including all exhibits and schedules hereto and thereto.

88.    “Plan Distribution” means a payment or distribution to Holders of Allowed Claims, Allowed Interests, or other eligible Entities under and in accordance with the Plan.

89.    “Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan (in each case, as may be altered, amended, modified, or supplemented from time to time in accordance with the terms hereof and consistent with the TSA and the Merger Agreement (and subject to the consent, approval, and consultation rights set forth in each) and in accordance with the Bankruptcy Code and Bankruptcy Rules) to be Filed by the Debtors, to the extent reasonably practicable, no later than [•] or such later date as may be approved by the Court on notice to parties in interest, including the following, as applicable: (a) the New Organizational Documents; (b) to the extent known, the identity and members of the New BCEI Board and any executive management for the Reorganized Debtors; (c) the Schedule of Retained Causes of Action; (d) the Exit RBL Documents; (e) the New Take Back Notes; (f) the New Take Back Notes Indenture: (g) the Registration Rights Agreement; and (h) any additional documents Filed with the Court prior to the Effective Date as amendments to the Plan Supplement.

90.    “Priority Tax Claim” means a Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

91.    “Pro Rata” means, unless otherwise specified, the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class.

92.    “Professional” means an Entity: (a) employed pursuant to a Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 331, and 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Court pursuant to section 503(b)(4) of the Bankruptcy Code.

93.    “Professional Fee Amount” means the aggregate amount of Professional Fee Claims that Professionals estimate they have incurred or will incur through and including the Effective Date in rendering services to the Debtors as set forth in Article II.A.2 of the Plan.

94.    “Professional Fee Claim” means a Claim of a Professional seeking an award by the Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.

95.    “Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors with Cash on the Effective Date in an amount equal to the Professional Fee Amount.

96.    “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

97.    “Registration Rights Agreement” has the meaning set forth in the TSA.

98.    “RBL Agent” means JPMorgan Chase Bank, N.A., solely in its capacity as such pursuant to the RBL Credit Agreement.

99.    “RBL Claims” means any and all outstanding Claims arising under, derived from, based on, or secured pursuant to the RBL Credit Agreement or any other agreement, instrument, or document executed at any time in connection therewith, including all obligations under and as defined in the RBL Credit Agreement.

100.    “RBL Credit Agreement” means that certain Fourth Amended and Restated Credit Agreement, dated as of September 14, 2018 (as amended, restated, modified, supplemented, or replaced from time to time in accordance with its terms), by and among Borrower, Holdings, the other “Guarantors” as defined therein, the RBL Agent, as administrative agent, and the Lenders party thereto.

101.    “Reinstate” means reinstate, reinstated, or reinstatement with respect to Claims and Interests, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code. “Reinstated” and “Reinstatement” shall have correlative meanings.

102.    “Released Party” means, collectively, and solely in its capacity as such: (i)(a) the Debtors; (b) the Reorganized Debtors; (c) with respect to each of the foregoing parties in clauses (i)(a) and (i)(b), each of such Entity’s current and former Affiliates; and (d) with respect to each of the foregoing parties in clauses (i)(a) through (i)(c), each of such party’s current and former directors, managers, officers, principals, members, managed accounts or funds, fund advisors, employees, equity Holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals; and (ii) (a) [RESERVED]; (b) each Consenting Noteholder; (c) [RESERVED]; (d) each Trustee; (e) the Consenting Shareholders; (f) BCEI; (g) with respect to each of the foregoing parties in clauses (ii)(a) through (ii)(f), each of such Entity’s current and former Affiliates; and (h) with respect to each of the foregoing parties in clauses (ii)(a) through (ii)(g), each of such party’s current and former directors, managers, officers, principals, members, employees, equity Holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, investment advisors, investment committee members, special committee members, affiliated investment funds or investment vehicles, managed accounts or funds, participants, management companies, fund advisors or managers, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals or advisors; provided that for purposes of this definition, in no event shall “Affiliate” include any entity that is not directly or indirectly, controlled by, or under common control with, the party of which such entity is an affiliate; provided, further, that any Holder of a Claim or Interest that opts out of, or objects to, the releases contained in the Plan shall not be a “Released Party”.

103.    “Releasing Party” means each of the following, solely in its capacity as such: (a) each Holder of a RBL Claim; (b) each Consenting Noteholder; (c) the RBL Agent; (d) each Trustee; (e) each Consenting Shareholder; (f) all Holders of Claims or Interests who vote to accept or are deemed to accept the Plan; (g) all Holders of Claims or Interests who are eligible to vote, but abstain from voting on the Plan and who do not opt out of the releases provided by the Plan; (h) all Holders of Claims or Interests who vote to reject or are deemed to reject the Plan and who do not opt out of the releases provided by the Plan; (i) with respect to the foregoing clauses (a) through (h), each such Entity and its current and former Affiliates; and (j) with respect to the foregoing clauses (a) through (i), each such party’s current and former directors, managers, officers, principals, members, employees, equity Holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, investment advisors, investment committee members, special committee members, affiliated investment funds or investment vehicles, managed accounts or funds, participants, management companies, fund advisors or managers, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals or advisors; provided, that any Holder of a Claim or Interest that validly opts out of, or objects to, the releases contained in the Plan shall not be a “Releasing Party”.

104.    “Reorganized Debtors” means, collectively, a Debtor, the Combined Company, or any successor or assignee thereto, by merger, consolidation, or otherwise, on and after the Effective Date.

105.    “Required Consenting 7% Noteholders” means Consenting 7% Noteholders who hold, in the aggregate, greater than fifty (50) percent in principal amount outstanding of 7% Notes Claims held by Consenting 7% Noteholders.

106.    “Required Consenting 8.75% Noteholders” means Consenting 8.75% Noteholders who hold, in the aggregate, greater than fifty (50) percent in principal amount outstanding of 8.75% Notes Claims held by Consenting 8.75% Noteholders.

107.    “Required Consenting Noteholders” means collectively, the Required Consenting 7% Noteholders and the Required Consenting 8.75% Noteholders.

108.    “Required Consenting Shareholders” means the Consenting Shareholders who hold, in the aggregate, greater than fifty (50) percent of outstanding Existing HPR Interests held by Consenting Shareholders.

109.    “Required Consenting Stakeholders” means the Required Consenting Noteholders and the Required Consenting Shareholders.

110.    “Restructuring Expenses” means the prepetition and postpetition reasonable and documented fees and expenses of the Consenting Noteholders’ Advisors (in each case, in accordance with the terms of their respective engagement letters, if any), in each case, as payable pursuant to the TSA.

111.    “Restructuring Transactions” means the transactions, including the Merger, described in Article IV.B and Article IV.E of the Plan.

112.    “Schedule of Retained Causes of Action” means the schedule of certain Causes of Action of the Debtors that are not released, waived, or transferred pursuant to the Plan, as the same may be amended, modified, or supplemented from time to time.

113.    “Schedules” means, collectively, the schedules of assets and liabilities, Schedule of Retained Causes of Action, and statement of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code, the official bankruptcy forms, and the Bankruptcy Rules, as they may be amended, modified, or supplemented from time to time.

114.    “Section 510(b) Claim” means any Claim or Interest against a Debtor subject to subordination under section 510(b) of the Bankruptcy Code, whether by operation of law or contract.

115.    “Secured Claim” means a Claim: (a) secured by a valid, perfected and enforceable Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

116.    “Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa, or any similar federal, state, or local law, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

117.    “Security” means any security, as defined in section 2(a)(1) of the Securities Act.

118.    “Third-Party Release” means the release set forth in Article VIII.D of this Plan.

119.    “Trustee” means any indenture trustee, collateral trustee, or other trustee or similar entity under each of the 7% Notes Indenture and the 8.75% Notes Indenture.

120.     “Trustee Fees” means all reasonable and documented compensation, fees, expenses, disbursements and indemnity claims, including, without limitation, attorneys’ and agents’ fees, expenses and disbursements incurred by the Trustee to the extent provided for under the 7% Notes Indenture or the 8.75% Notes Indenture, whether before or after the Petition Date or before or after the Effective Date.

121.    “TSA” means that certain Transaction Support Agreement, dated as of November 9, 2020, by and among the Debtors and the other parties thereto, as may be amended, modified, or supplemented from time to time, in accordance with its terms.

122.    “Unexpired Lease” means a lease to which one or more of the Debtors are a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

123.    “Unimpaired” means, with respect to a Claim, an Interest, or a Class of Claims or Interests, a Claim, an Interest, or a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

B.	Rules of Interpretation.

For purposes of this Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; provided that nothing in this clause (2) shall affect any parties’ consent rights over any of the Definitive Documents or any amendments thereto (as set forth in the TSA or the Merger Agreement); (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed, or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented in accordance with the Plan, the TSA, the Merger Agreement, or Confirmation Order, as applicable; (4) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (8) subject to the provisions of any contract, certificate of incorporation, by-law, instrument, release, or other agreement or document created or entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with, the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (9) unless otherwise specified, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (10) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; (11) references to “Proofs of Claim,” “Holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interest,” “Holders of Interests,” “Disputed Interests,” and the like, as applicable; (12) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (13) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (14) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (15) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Court’s CM/ECF system; (16) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (17) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Court or any other Entity; and (18) unless otherwise specified, any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable thereafter.

C.	Computation of Time.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

D.	Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated and except as set forth in the Merger Agreement, the laws of the State of New York, without giving effect to the principles of conflict of laws (other than section 5-1401 and section 5-1402 of the New York General Obligations Law), shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the laws of the state of incorporation or formation of the relevant Debtor or the Reorganized Debtors, as applicable.

E.	Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.

F.	Reference to the Debtors or the Reorganized Debtors.

Except as otherwise specifically provided in this Plan to the contrary, references in this Plan to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.	Controlling Document.

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant provision in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or in the Confirmation Order). In the event of an inconsistency between the Confirmation Order and the Plan, the Confirmation Order shall control. In the event of an inconsistency between the Plan, the Plan Supplement, and the Merger Agreement, the relevant provisions of the Merger Agreement shall control.

H.	Consent Rights.

Notwithstanding anything herein to the contrary, any and all consent rights of (1) the parties to the TSA set forth in the TSA (including the exhibits thereto) or (2) the parties to the Merger Agreement set forth in the Merger Agreement (including the exhibits thereto), as applicable, with respect to the form and substance of this Plan, all exhibits to the Plan, the Plan Supplement, and all other Definitive Documents, including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Article I.A hereof) and be fully enforceable as if stated in full herein.

Failure to reference the rights referred to in the immediately preceding paragraph as such rights related to any document referenced in the TSA or Merger Agreement shall not impair such rights and obligations.

ARTICLE II.

ADMINISTRATIVE CLAIMS AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III hereof.

A.	Administrative Claims.

1.    General Administrative Claims.

Unless otherwise agreed to by the Holder of an Allowed General Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, in consultation with BCEI and the Required Consenting Noteholders, each Holder of an Allowed General Administrative Claim will receive in full and final satisfaction of its General Administrative Claim an amount of Cash equal to the unpaid amount of such Allowed General Administrative Claim in accordance with the following: (1) if a General Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed General Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such General Administrative Claim is not Allowed as of the Effective Date, no later than thirty (30) days after the date on which an order allowing such General Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed General Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed General Administrative Claim without any further action by the Holders of such Allowed General Administrative Claim; (4) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Reorganized Debtors, as applicable; or (5) at such time and upon such terms as set forth in an order of the Court.

2.    Professional Fee Claims.

(a)	Final Fee Applications and Payment of Professional Fee Claims.

All final requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Effective Date must be Filed no later than forty-five (45) days after the Effective Date. The Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Court. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Court allows, including from the Professional Fee Escrow Account, which the Reorganized Debtors will establish in trust for the Professionals and fund with Cash equal to the Professional Fee Amount on the Effective Date.

(b)	Professional Fee Escrow Account.

On the Effective Date, the Reorganized Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals. Such funds shall not be considered property of the Estates of the Debtors or the Reorganized Debtors. No Liens, Claims, or Interests shall encumber the Professional Fee Escrow Account in any way. The amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals by the Reorganized Debtors from the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed. When all such Allowed amounts owing to Professionals have been paid in full, any remaining amount in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtors without any further action or order of the Court.

(c)	Professional Fee Amount.

Professionals shall reasonably estimate their unpaid Professional Fee Claims and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date, and shall deliver such estimate to the Debtors no later than two (2) Business Days before the Effective Date; provided, however, that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of the Professional’s final request for payment of Filed Professional Fee Claims. If a Professional does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional.

(d)	Post-Confirmation Fees and Expenses.

Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Plan and consummation. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Court.

B.	Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

C.	Payment of Trustee Fees

No later than on or prior to the Effective Date, the Trustee shall submit to counsel to the Reorganized Debtors an invoice reflecting any outstanding Trustee Fees for which the Trustee seeks reimbursement from the Reorganized Debtors. The Reorganized Debtors shall pay in full in Cash all reasonable and documented Trustee Fees incurred by the Trustee without the requirement to file a fee application with the Court and without any requirement for review or approval by the Court or any other party. Thereafter, to the extent the Trustee provides services or incurs costs or expenses, including professional fees, related to or in connection with the Plan, the Confirmation Order, the 7% Notes Indenture or the 8.75% Notes Indenture after the Effective Date, the Trustee shall be entitled to receive from the Reorganized Debtors, without further Court approval, reimbursement of reasonable and documented Trustee Fees incurred in connection with such services.

ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests.

This Plan constitutes a separate Plan proposed by each Debtor. Except for the Claims addressed in Article II of the Plan, all Claims and Interests are classified in the Classes set forth below in accordance with section 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or an Interest, or any portion thereof, is classified in a particular Class only to the extent that any portion of such Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of such Claim or Interest qualifies within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

The classification of Claims against and Interests in the Debtors pursuant to the Plan is as follows:

Class	Claims and Interests	Status	Voting Rights
Class 1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class 2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class 3	RBL Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class 4	Notes Claims	Impaired	Entitled to Vote

Class	Claims and Interests	Status	Voting Rights
Class 5	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class 6	Intercompany Claims	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept) / Not Entitled to Vote (Deemed to Reject)

Class 7	Intercompany Interests	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept) / Not Entitled to Vote (Deemed to Reject)

Class 8	Existing HPR Interests	Impaired	Entitled to Vote

Class 9	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

B.	Treatment of Claims and Interests.

Each Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the Reorganized Debtors and the Holder of such Allowed Claim or Allowed Interest, as applicable. Unless otherwise indicated, the Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the Effective Date or as soon as reasonably practicable thereafter.

1.    Class 1 – Other Secured Claims

(a)	Classification: Class 1 consists of all Other Secured Claims.

(b)

Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment, to the extent such Claim has not already been paid in full during the Chapter 11 Cases, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed Other Secured Claim, each Holder thereof shall receive, at the option of the applicable Debtor(s) and in consultation with BCEI and the Required Consenting Noteholders:

(i)

payment in full in Cash of the due and unpaid portion of its Other Secured Claim on the later of (x) the Effective Date (or as soon thereafter as reasonably practicable) or (y) as soon as practicable after the date such Claim becomes due and payable;

(ii)	the collateral securing its Allowed Other Secured Claim;

(iii)	Reinstatement of its Allowed Other Secured Claim; or

(iv)	such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)

Voting: Class 1 is Unimpaired under the Plan. Holders of Allowed Claims in Class 1 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

2.    Class 2 – Other Priority Claims

(a)	Classification: Class 2 consists of all Other Priority Claims.

(b)	Treatment: Except to the extent that a Holder of an Allowed Other Priority Claim agrees to less favorable treatment, to the extent such Claim has not already been paid in full during the Chapter 11 Cases, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed Other Priority Claim, each Holder thereof shall receive (a) Cash in an amount equal to the due and unpaid portion of such Allowed Other Priority Claim on the later of (i) the Effective Date (or as soon thereafter as reasonably practicable) or (ii) as soon as practicable after the date such Claim becomes due in the ordinary course of business in accordance with the terms and conditions of the particular transaction, contract, or other agreement giving rise to such Allowed Other Priority Claim; (b) such other treatment to render such Other Priority Claim Unimpaired under section 1124 of the Bankruptcy Code; or (c) such other treatment as such Holder may agree to or otherwise permitted by section 1129(a)(9) of the Bankruptcy Code.

(c)

Voting: Class 2 is Unimpaired under the Plan. Holders of Class 2 Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 2 Other Priority Claims are not entitled to vote to accept or reject the Plan.

3.    Class 3 – RBL Claims

(a)	Classification: Class 3 consists of RBL Claims.

(b)

Treatment: Except to the extent that a Holder of an Allowed RBL Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed RBL Claim, each Holder of an Allowed RBL Claim shall (i) receive payment in full in Cash; or (ii) Reinstatement of its Allowed RBL Claim in accordance with the Exit RBL Facility Documents; or (iii) receive such other treatment as agreed to by the Debtors, BCEI, the Required Consenting Noteholders, and each Holder of an Allowed RBL Claim.

(c)

Voting: Class 3 is Unimpaired under the Plan. Holders of Class 3 RBL Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 3 RBL Claims are not entitled to vote to accept or reject the Plan.

4.    Class 4 – Notes Claims

(a)	Classification: Class 4 consists of Notes Claims.

(b)

Allowance: On the Effective Date, Notes Claims shall be deemed Allowed in the full amount outstanding under the Indentures, including the aggregate outstanding principal amount of Notes of not less than $625,000,000 plus accrued and unpaid interest at the non-default contract rate as of the Petition Date.

(c)

Treatment: Except to the extent that a Holder of an Allowed Notes Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed Notes Claim, on the Effective Date, each Holder of an Allowed Notes Claim shall receive, in full and final satisfaction of its Notes Claims, its Pro Rata share of the following:

(i)

9,314,214 shares of BCEI Common Stock, which will constitute approximately 30.4 percent of the fully diluted aggregate outstanding shares of BCEI Common Stock after giving effect to the Merger, in accordance with and subject to dilution to the extent expressly permitted pursuant to the terms in the Merger Agreement and the Plan; and

(ii)	$100 million in principal amount of the New Take Back Notes.

(d)	Voting: Class 4 is Impaired under the Plan. Each Holder of an Allowed Notes Claim is entitled to vote to accept or reject the Plan.

5.    Class 5 – General Unsecured Claims

(a)	Classification: Class 5 consists of all General Unsecured Claims.

(b)

Treatment: Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed General Unsecured Claim, each Holder of such General Unsecured Claim shall (i) be paid in Full in Cash in the ordinary course of business, (ii) be Reinstated, or (iii) receive such other treatment as agreed to by the Debtors, BCEI, the Required Consenting Noteholders, and the Holder of an Allowed General Unsecured Claim.

(c)

Voting: Class 5 is Unimpaired under the Plan. Holders of Class 5 General Unsecured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 5 General Unsecured Claims are not entitled to vote to accept or reject the Plan.

6.    Class 6 – Intercompany Claims

(a)	Classification: Class 6 consists of all Intercompany Claims.

(b)

Treatment: On the Effective Date, each Intercompany Claim shall be, at the option of the Reorganized Debtors, either Reinstated, compromised, settled, distributed, and/or contributed among entities, modified, or canceled and released without any distribution on account of such Claims.

(c)

Voting: Holders of Claims in Class 6 are conclusively deemed to have accepted or rejected the Plan pursuant to section 1126(f) or section 1126(g) of the Bankruptcy Code, respectively. Therefore, Holders of Class 6 Intercompany Claims are not entitled to vote to accept or reject the Plan.

7.    Class 7 – Intercompany Interests

(a)	Classification: Class 7 consists of all Intercompany Interests.

(b)

Treatment: On the Effective Date, Intercompany Interests shall be, at the option of the Reorganized Debtors, either Reinstated, compromised, settled, distributed, and/or contributed among entities, modified, or canceled and released without any distribution on account of such Interests.

(c)

Voting: Holders of Interests in Class 7 are conclusively deemed to have accepted or rejected the Plan pursuant to section 1126(f) or section 1126(g) of the Bankruptcy Code, respectively. Therefore, Holders of Class 7 Intercompany Interests are not entitled to vote to accept or reject the Plan.

8.    Class 8 – Existing HPR Interests

(a)	Classification: Class 8 consists of all Existing HPR Interests in the Debtors.

(b)

Treatment: Except to the extent that a Holder of an Allowed Existing HPR Interest agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed Existing HPR Interest, on the Effective Date, each Holder of an Allowed Existing HPR Interest will receive its Pro Rata share of 490,221 shares of BCEI Common Stock, which will constitute approximately 1.6 percent of the fully diluted aggregate outstanding shares of BCEI Common Stock after giving effect to the Merger, in accordance with and subject to dilution to the extent expressly permitted pursuant to the terms in the Merger Agreement and the Plan.

(c)	Voting: Class 8 is Impaired under the Plan. Each Holder of Existing HPR Interests is entitled to vote to accept or reject the Plan.

9.    Class 9 – Section 510(b) Claims

(a)	Classification: Class 9 consists of all Section 510(b) Claims.

(b)

Allowance: Notwithstanding anything in the Plan to the contrary, a Class 9 Claim (if existing) may only become Allowed by Final Order of the Court. The Debtors are not aware of any asserted Class 9 Claim and believe no Class 9 Claim exists.

(c)	Treatment: On the Effective Date, Section 510(b) Claims shall be discharged, cancelled, released, and extinguished without any distribution to Holders of such Claims.

(d)

Voting: Class 9 is Impaired. Each Holder (if any) of Allowed Section 510(b) Claims is conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders (if any) of Section 510(b) Claims are not entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claims, including, all rights regarding legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

D.	Elimination of Vacant Classes.

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.	Voting Classes; Presumed Acceptance by Non-Voting Classes.

If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Holders of such Claims or Interests in such Class shall be deemed to have accepted the Plan.

F.	Intercompany Interests.

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience, for the ultimate benefit of the Holders of BCEI Common Stock, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims.

G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by one or more of the Classes entitled to vote pursuant to Article III.B of the Plan. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right, subject to the consent rights in the TSA and the Merger Agreement, to modify the Plan in accordance with Article X of the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

H.	Controversy Concerning Impairment.

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

I.	Subordinated Claims.

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, and subject to the TSA, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	General Settlement of Claims and Interests.

As discussed in detail in the Disclosure Statement and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan, including (1) any challenge to the amount, validity, perfection (as applicable), enforceability, priority, or extent of the RBL Claims, the Notes Claims, and the Existing HPR Interests and (2) any claim to avoid, subordinate, or disallow any of the RBL Claims, the Notes Claims, or the Existing HPR Interests, whether under any provision of chapter 5 of the Bankruptcy Code, on any equitable theory (including equitable subordination, equitable disallowance, or unjust enrichment) or otherwise. The Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Court that such settlement and compromise is fair, equitable, reasonable, and in the best interests of the Debtors and their Estates. Subject to Article VI hereof, all distributions made to Holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final.

B.	Merger & Restructuring Transactions.

On or before the Effective Date, the Debtors or the Reorganized Debtors, as applicable, consistent with, and subject to the consent, approval, and consultation rights set forth in the Merger Agreement, the TSA, and the Exit

RBL Facility, may take such actions, including as set forth below, as are necessary or appropriate to effect the Merger in accordance with the terms of the Merger Agreement, the TSA, and the Plan. Such actions shall include, among other things: (1) a subsidiary of BCEI will merge with and into Holdings, with the Combined Company surviving the Merger as a wholly owned subsidiary of BCEI; (2) holders of Allowed Notes Claims and Existing HPR Interests will receive BCEI Common Stock on the terms and conditions set forth in the Merger Agreement, the TSA, and the Plan, and in accordance with applicable law; and (3) the entry into, delivery of and effectiveness of the Exit RBL Facility, and the other Exit RBL Facility Documents contemplated to be effective or delivered on the Effective Date.

On or before the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall enter into any transaction and shall take any actions as may be necessary or appropriate to effectuate the Restructuring Transactions as contemplated in, consistent with, and subject to the consent, approval, and consultation rights set forth in the Merger Agreement, the TSA, and the Exit RBL Facility. The applicable Debtors or the Reorganized Debtors will take any actions as may be necessary or advisable to effect a corporate restructuring of the overall corporate structure of the Debtors, to the extent provided herein, or in the Definitive Documents, including the issuance of all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan, one or more inter-company mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, or other corporate transactions.

The actions to implement the Restructuring Transactions may include: (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and the Merger Agreement and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and the Merger Agreement and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial law; and (4) all other actions that the applicable Entities determine to be necessary, including making filings or recordings that may be required by applicable law in connection with the Plan, subject to the Merger Agreement, the TSA, and the Exit RBL Facility.

The Confirmation Order shall and shall be deemed to, pursuant to both section 1123 and section 363 of the Bankruptcy Code, authorize, among other things, all actions by the Debtors and the Reorganized Debtors, as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan.

On the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall issue all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Merger Agreement, the TSA, and the Restructuring Transactions.

C.	Cancellation of Existing Agreements and Interests.

On the Effective Date, except with respect to the Exit RBL Facility or to the extent otherwise provided in the Plan or the Confirmation Order, all notes, instruments, certificates, and other documents evidencing Claims or Interests, including credit agreements and indentures, shall be cancelled and the obligations of the Debtors and any non-Debtor Affiliate thereunder or in any way related thereto shall be deemed satisfied in full, cancelled, discharged, and of no force or effect. Holders of or parties to such cancelled instruments, securities, and other documentation will have no rights arising from or relating to such instruments, securities, and other documentation, or the cancellation thereof, except the rights provided for pursuant to this Plan. Notwithstanding the foregoing or anything to the contrary herein, any rights of the Agents or Trustees to indemnification under the RBL Credit Agreement, and the Indentures shall remain binding and enforceable in accordance with the terms of such documents and shall not be subject to discharge, impairment, or release under the Plan or the Confirmation Order.

If the record holder of the Notes is DTC or its nominee or another securities depository or custodian thereof, and such Notes are represented by a global security held by or on behalf of DTC or such other securities depository or custodian, then each such Holder of the Notes shall be deemed to have surrendered such Holder’s note, debenture or other evidence of indebtedness upon surrender of such global security by DTC or such other securities depository or custodian thereof.

Any credit agreement or other instrument that governs the rights, claims, and remedies of the Holder of a Claim shall continue in full force and effect for purposes of allowing Holders of Allowed Claims to receive distributions under the Plan.

D.	Section 1146 Exemption.

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (1) the issuance, reinstatement, distribution, transfer, or exchange of any debt or equity securities of the Debtors, the Reorganized Debtors, or BCEI, including BCEI Common Stock and New Take Back Notes; (2) the Restructuring Transactions; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; (5) the grant of collateral as security for any or all of the Exit RBL Facility; or (6) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan or the Merger Agreement, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, sale or use tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(c) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

E.	The Restructuring.

1.    Reorganized Debtors.

On the Effective Date, the New BCEI Board shall be reconstituted, consistent with the Merger Agreement, and each Reorganized Debtor shall adopt its New Organizational Documents. The Reorganized Debtors shall be authorized to adopt any other agreements, documents, and instruments and to take any other actions contemplated under the Plan as necessary to consummate the Plan.

2.    Sources of Consideration for Plan Distributions.

(a)	Exit RBL Facility.

On the Effective Date, BCEI and the Reorganized Debtors [party thereto as guarantors] shall enter into the Exit RBL Facility, the terms of which will be set forth in the Exit RBL Documents and subject to the consent rights in the TSA and the Merger Agreement. Confirmation of the Plan shall be deemed approval of the Exit RBL Facility and the Exit RBL Documents, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of the Reorganized Debtors to, as applicable, enter into and execute the Exit RBL Documents, and such other documents as may be required to effectuate the treatment afforded by the Exit RBL Facility.

On the Effective Date, all of the Liens and security interests to be granted in accordance with the Exit RBL Documents (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Exit RBL Documents, (c) shall be deemed automatically perfected on the Effective Date, subject only to such senior Liens and security interests as may be permitted under the Exit RBL Documents, and (d) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the persons and entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

(b)	BCEI Common Stock.

On the Effective Date, the applicable Reorganized Debtor, BCEI, and/or their respective designee(s), which may include the Disbursing Agent, shall issue and distribute BCEI Common Stock to the Holders of Allowed Notes Claims in Class 4, and to Holders of Allowed Interests in Class 9 pursuant to the Plan and in accordance with the Merger Agreement. On the Effective Date, the Reorganized Debtor and/or BCEI, as applicable, shall issue all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan and the Merger Agreement.

All of the shares, units, or equity interests of BCEI Common Stock issued pursuant to the Plan and the Merger Agreement shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution, issuance, and conversion referred to in Article VI hereof shall be governed by the terms and conditions set forth in the Plan and the Merger Agreement, applicable to such distribution, issuance, or conversion and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

(c)	New Take Back Notes

On the Effective Date, BCEI and the Reorganized Debtors party thereto as guarantors will enter into the New Take Back Notes Indenture, pursuant to which BCEI will issue the New Take Back Notes in accordance with the Merger Agreement. Confirmation of the Plan shall be deemed approval of the New Take Back Notes Indenture and the New Take Back Notes, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by BCEI or the applicable Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of BCEI and the applicable Reorganized Debtors to enter into and execute the New Take Back Notes Indenture and issue and guarantee the New Take Back Notes, and such other documents as may be required to effectuate the treatment afforded by the New Take Back Notes Indenture. The obligations under the New Take Back Notes, and the guarantees thereof, will be senior unsecured obligations of BCEI and the applicable Reorganized Debtors.

3.    Corporate Existence.

Except as otherwise provided in the Plan and the Merger Agreement, each Reorganized Debtor shall continue to exist after the Effective Date as a separate corporate Entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and by-laws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and by-laws (or other formation documents) are amended under the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law). After the Effective Date, the respective certificate of incorporation and bylaws (or other formation documents) of the Reorganized Debtors may be amended or modified without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. After the Effective Date, the Reorganized Debtors may be disposed of, dissolved, wound down, or liquidated without supervision or approval by the Court and free of any restriction of the Bankruptcy Code or Bankruptcy Rules.

4.    Vesting of Assets in the Reorganized Debtors.

Except as otherwise provided in the Plan, the Merger Agreement, the Confirmation Order, or any agreement, instrument, or other document incorporated herein, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in the Reorganized Debtors, free and clear of all Liens, Claims, charges, Causes of Action, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, the Confirmation Order, or any agreement, instrument, or other document incorporated herein, the Reorganized Debtors may operate their business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

5.    Corporate Action.

Upon the Effective Date, all actions of the Debtors and the Reorganized Debtors contemplated under the Plan and the Merger Agreement, and consistent with, but subject to all terms and conditions of the TSA and the Merger Agreement, shall be deemed authorized and approved in all respects, including: (1) adoption or assumption, as applicable, of the Employment Obligations; (2) selection of the directors, officers, or managers for the Reorganized Debtors or New BCEI Board, as applicable; (3) the issuance and distribution of BCEI Common Stock; (4) the issuance and distribution of New Take Back Notes; (5) implementation of the Restructuring Transactions; (6) entry into the Exit RBL Documents and incurring indebtedness thereunder; (7) adoption of the New Organizational Documents; (8) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; and (9) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Plan, the Merger Agreement and the Exit RBL Documents (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate, partnership, limited liability company, or other governance action required by the Debtors or the Reorganized Debtor, as applicable, in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security Holders, directors, officers, or managers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the BCEI Common Stock, the New Take Back Notes Indenture to guarantee the New Take Back Notes, the New Organizational Documents, the Exit RBL Facility, the Exit RBL Documents, and any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.E.5 shall be effective notwithstanding any requirements under non-bankruptcy law; provided, however, nothing in this Article IV.E.5 shall be deemed to have satisfied or waived any terms and conditions of the Merger Agreement.

6.    New Organizational Documents.

On or immediately prior to the Effective Date, the New Organizational Documents shall be amended in a manner reasonably acceptable to the Debtors and acceptable to BCEI and the Required Consenting Noteholders and consistent with the TSA and the Merger Agreement (and subject to the consent, approval, and consultation rights set forth in each), as may be necessary to effectuate the transactions contemplated by the Plan. Each of the Reorganized Debtors will file its New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in its respective state, province, or country of organization in accordance with the applicable laws of the respective state, province, or country of organization. The New Organizational Documents will prohibit the issuance of non-voting BCEI Common Stock, to the extent required under section 1123(a)(6) of the Bankruptcy Code. After the Effective Date, the Reorganized Debtors may amend and restate their respective New Organizational Documents, and the Reorganized Debtors may file such amended certificates or articles of incorporation, bylaws, or such other applicable formation documents, and other constituent documents as permitted by the laws of the respective states, provinces, or countries of organization and the New Organizational Documents.

7.    Directors and Officers of the Reorganized Debtors.

To the extent known, the identity of the members of the New BCEI Board and officers of the Reorganized Debtors and BCEI will be disclosed in the Plan Supplement to be filed prior to the Confirmation Hearing. Except as set forth in the Plan Supplement, as of the Effective Date and except to the extent that a member of the board of directors of a Debtor continues to serve as a director of such Reorganized Debtor on the Effective Date, the members of the board of directors of each Debtor prior to the Effective Date, in their capacities as such, shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date and each such director will be deemed to have resigned or shall otherwise cease to be a director of the applicable Debtor on the Effective Date. Commencing on the Effective Date, each of the directors and officers of each of the Reorganized Debtors shall serve pursuant to the terms of the applicable New Organizational Documents of such Reorganized Debtor and may be replaced or removed in accordance with such New Organizational Documents.

8.    Director and Officer Liability Insurance.

Notwithstanding anything in the Plan to the contrary, the Reorganized Debtors shall be deemed to have assumed all of the Debtors’ D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code effective as of the Effective Date. Entry of the Confirmation Order will constitute the Court’s approval of the Reorganized Debtors’ foregoing assumption of each of the unexpired D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be filed.

In addition, after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any D&O Liability Insurance Policies (including any “tail policy”) in effect on or after the Petition Date, with respect to conduct occurring prior thereto, and all directors and officers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy, to the extent set forth therein, regardless of whether such directors and officers remain in such positions after the Effective Date, all in accordance with the terms and conditions of the D&O Liability Insurance Policies, which shall not be altered.

9.    Effectuating Documents; Further Transactions.

On and after the Effective Date, the Reorganized Debtors and the New BCEI Board are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary to effectuate, implement, and further evidence the terms and conditions of the Plan and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

10.    Certain Securities Law Matters.

The offering, issuance, and distribution of BCEI Common Stock and New Take Back Notes, as contemplated by Article III of this Plan, is expected to be registered by BCEI pursuant to one or more registration statements on Form S-4, and to the extent otherwise not registered for any reason, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution, or sale of Securities in accordance with, and pursuant to, section 1145 of the Bankruptcy Code. Such BCEI Common Stock and New Take Back Notes will be freely tradable in the United States by the recipients thereof, subject to compliance with applicable securities laws and rules and regulations of the United States Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments and subject to any restrictions in the New Organizational Documents or any agreement entered into by any such recipient and BCEI.

Should the Reorganized Debtors and BCEI elect on or after the Effective Date to reflect any ownership of BCEI Common Stock through the facilities of the DTC, the Reorganized Debtors and BCEI need not provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of BCEI Common Stock under applicable securities laws.

Notwithstanding anything to the contrary in the Plan, no entity (including, for the avoidance of doubt, DTC) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether BCEI Common Stock is exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. DTC shall be required to accept and conclusively rely upon the Plan or Confirmation Order in lieu of a legal opinion regarding whether BCEI Common Stock is exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

11.    Employee Matters.

Unless otherwise provided herein, and in the Merger Agreement, and subject to Article V of the Plan, the Reorganized Debtors shall: (a) assume all employment agreements, indemnification agreements, or other agreements providing for compensation and benefits with current and former members of any Governing Body, employees, officers, directors, or managers of the Debtors; or (b) enter into new agreements with such persons on terms and conditions acceptable to the Reorganized Debtors and BCEI, and such person. Except as provided in the Merger Agreement, none of the consummation of the Plan, the Restructuring Transactions, or any assumption of compensation agreements under the terms herein shall be deemed to trigger any applicable change of control, vesting, termination, or similar provisions for purposes herein. Notwithstanding the foregoing, (i) pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law, and (ii) immediately prior to the Effective Date, the Debtors’ Executive Nonqualified Excess Plan (the “Excess Plan”) shall be terminated and the Debtors shall distribute to each participant in the Excess Plan, such participant’s account balance under the Excess Plan in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (including Treasury Regulation Section 1.409A-3(j)(4)(ix)(A)).

12.    Preservation of Causes of Action.

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII hereof, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII.

The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against it. The Debtors or Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, including Article VIII of the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or consummation.

The Reorganized Debtors reserve and shall retain such Causes of Action notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, except as otherwise expressly provided in the Plan, including Article VIII of the Plan. The Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Court.

13.    Closing the Chapter 11 Cases.

Upon the occurrence of the Effective Date, the Reorganized Debtors shall be permitted to close all of the Chapter 11 Cases except for one of the Chapter 11 Cases as determined by the Reorganized Debtors, and all contested matters relating to each of the Debtors, including objections to Claims, shall be administered and heard in such Chapter 11 Case.

F.	Restructuring Expenses.

The Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date, payable pursuant to the TSA shall be paid in full in Cash on the Effective Date (to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with, and subject to, the terms of the TSA, without any requirement to file a fee application with the Court, without the need for itemized time detail, or without any requirement for Court review or approval. All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases.

Each Executory Contract and Unexpired Lease shall be deemed assumed, unless it is the subject of a motion to reject that is pending on the Effective Date or has been rejected pursuant to an order of the Court, without the need for any further notice to or action, order, or approval of the Court, as of the Effective Date, under sections 365 and 1123 of the Bankruptcy Code. The assumption of Executory Contracts and Unexpired Leases hereunder may include the assignment of certain of such contracts to Affiliates. The Confirmation Order will constitute an order of the Court approving the above-described assumptions and assignments.

Except as otherwise provided herein or agreed to by the Debtors and the applicable counterparty, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith.

To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.

B.	Indemnification Obligations.

On and as of the Effective Date, all Indemnification Provisions, consistent with applicable law, currently in place (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, limited partnership agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for the current and former members of any Governing Body, directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of, or acting on behalf of, the Debtors, as applicable, shall be assumed, reinstated and remain intact, irrevocable, and shall survive the Effective Date on terms no less favorable to such current and former members of any Governing Body, directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of, or acting on behalf of, the Debtors than the indemnification provisions in place prior to the Effective Date. None of the Debtors, or the Reorganized Debtors, as applicable, will amend and/or restate their respective governance documents before or after the Effective Date to amend, augment, terminate, or adversely affect any of the Debtors’ or the Reorganized Debtors’ obligations to provide such indemnification rights or such directors’, officers’, employees’, equityholders’ or agents’ indemnification rights. On and as of the Effective Date, any of the Debtors’ indemnification obligations with respect to any contract or agreement that is the subject of or related to any litigation against the Debtors or Reorganized Debtors, as applicable, shall be assumed by the Reorganized Debtors and otherwise remain unaffected by the Chapter 11 Cases.

C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.

The Debtors or the Reorganized Debtors, as applicable, shall pay Cures, if any, on the Effective Date or as soon as reasonably practicable thereafter. Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, all requests for payment of Cure that differ from the amounts paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty must be Filed with the Court on or before thirty (30) days after the Effective Date. Any such request that is not timely filed shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Court. Any Cure shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the Cure; provided that nothing herein shall prevent the Reorganized Debtors from paying any Cure despite the failure of the relevant counterparty to File such request for payment of such Cure. The Reorganized Debtors also may settle any Cure without any further notice to or action, order, or approval of the Court. In addition, any objection to the assumption of an Executory Contract or Unexpired Lease under the Plan, must be Filed with the Court on or before 30 days after the Effective Date. Any such objection will be scheduled to be heard by the Court at the Debtors’ or Reorganized Debtors’, as applicable, first scheduled omnibus hearing for which such objection is timely filed. Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption.

If there is any dispute regarding any Cure, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of Cure shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise and full payment of any applicable Cure pursuant to this Article V.C shall result in the full release and satisfaction of any Cures, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, and for which any Cure has been fully paid pursuant to this Article V.C, shall be deemed disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Court.

D.	Insurance Policies.

Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. Unless otherwise provided in the Plan, on the Effective Date, (1) the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims and (2) such insurance policies and any agreements, documents, or instruments relating thereto shall revest in the Reorganized Debtors.

E.	Reservation of Rights.

Nothing contained in the Plan or the Plan Supplement, shall constitute an admission by the Debtors or any other party in interest that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any of the Reorganized Debtors have any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter its treatment of such contract or lease under the Plan.

F.	Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur, the Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

G.	Contracts and Leases Entered Into After the Petition Date.

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or the Reorganized Debtors liable thereunder in the ordinary course of their business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed.

Unless otherwise provided in the Plan, on the Effective Date (or if a Claim is not an Allowed Claim or Allowed Interest on the Effective Date, on the date that such Claim or Interest becomes an Allowed Claim or Allowed Interest) or as soon as reasonably practicable thereafter, each Holder of an Allowed Claim or Allowed Interest (as applicable) shall receive the full amount of the distributions that the Plan provides for Allowed Claims or Allowed Interests (as applicable) in the applicable Class. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims or Disputed Interests, distributions on account of any such Disputed Claims or Disputed Interests shall be made pursuant to the provisions set forth in Article VII hereof. Except as otherwise provided in the Plan, Holders of Claims or Interests shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

B.	Disbursing Agent.

All distributions under the Plan shall be made by the Disbursing Agent on the Effective Date. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Court. Additionally, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

C.	Rights and Powers of Disbursing Agent.

1.    Powers of the Disbursing Agent.

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

2.    Expenses Incurred On or After the Effective Date.

Except as otherwise ordered by the Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes), and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses), made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.

1.    Record Date for Distribution.

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record Holders listed on the Claims Register as of the close of business on the Distribution Record Date.

2.    Delivery of Distributions in General.

Except as otherwise provided herein, the Disbursing Agent shall make distributions to Holders of Allowed Claims and Allowed Interests (as applicable) as of the Distribution Record Date at the address for each such Holder as indicated on the Debtors’ records as of the date of any such distribution; provided that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors; provided further that the address for each Holder of an Allowed Claim shall be deemed to be the address set forth in any Proof of Claim Filed by that Holder.

With respect to any distributions on the RBL Claims, distributions are to be made to the RBL Claim Agent.

With respect to any distributions of BCEI Common Stock, to the extent the distribution procedures set forth herein conflict with those contemplated under the Merger Agreement, the procedures set forth under the Merger Agreement shall control unless BCEI and the Reorganized Debtors consent otherwise, such consent not to be unreasonably withheld or delayed, including after taking into account the advice provided by the Disbursing Agent.

3.    Minimum Distributions.

With respect to distributions of BCEI Common Stock on account of Allowed Interests, when any distribution pursuant to the Plan would result in the issuance of a number of shares of BCEI Common Stock that is not a whole number, such Holder shall receive, in lieu thereof, Cash (without interest) in an amount equal to the product of (i) such fractional part of a share of BCEI Common Stock multiplied by (ii) the volume weighted average price of BCEI’s presently issued and outstanding common stock for the five (5) consecutive trading days immediately prior to the Effective Date as reported by Bloomberg, L.P. As promptly as practicable after the determination of the amount of Cash, if any, to be paid to such Holders, the Disbursing Agent shall so notify BCEI and the Reorganized Debtors, and they shall cause the Disbursing Agent to forward payments to such Holders subject to and in accordance with the terms hereof and the Merger Agreement. With respect to distributions of BCEI Common Stock on account of Allowed Claims, when any distribution pursuant to the Plan would result in the issuance of a number of shares of BCEI Common Stock that is not a whole number, such fractional part of a share of BCEI Common Stock will be rounded down to the nearest whole share and no fractional shares of BCEI Common Stock will be issued, and no other compensation will be paid in respect of such fractional shares.

With respect to distributions of New Take Back Notes, the principal amounts of such notes distributable to each Holder of Allowed Notes Claims will be rounded down the nearest amount that is equal to $2,000 and integral multiples of $1,000 in excess thereof and no additional shares of BCEI Common Stock will be issued or payment made in compensation for such adjustments; provided, however, that insofar as the application of the foregoing rule causes a Holder of Allowed Notes Claims to forfeit all of the New Take Back Notes that would otherwise be distributable to such Holder hereunder, the Reorganized Debtors reserve the right to pay such de minimis Holder Cash in lieu of New Take Back Notes.

4.    Undeliverable Distributions and Unclaimed Property.

In the event that any distribution to any Holder of Allowed Claims or Allowed Interests (as applicable) is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Court (notwithstanding any applicable federal, provincial or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder of Claims and Interests to such property or Interest in property shall be discharged and forever barred.

E.	Manner of Payment.

At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

F.	Compliance with Tax Requirements.

In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Plan shall be subject to such withholding and reporting requirements, including tax withholding by BCEI pursuant to Article III of the Merger Agreement. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors, the Disbursing Agent, and BCEI (to the extent set forth in the Merger Agreement) shall be authorized to take all actions necessary to comply with such withholding and reporting requirements, including (i) liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate, and (ii) with respect to withholding by BCEI pursuant to the Merger Agreement, withholding of Taxes (as defined in the Merger Agreement) taken in BCEI Common Stock. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, Liens, and encumbrances.

G.	Allocations.

Distributions in respect of Allowed Claims shall be allocated first to the portion of such Claims for accrued but unpaid interest (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the amount of accrued but unpaid interest, to the principal amount of such Claims.

H.	No Postpetition Interest on Claims.

Unless otherwise specifically provided for in the Plan or the Confirmation Order, or required by applicable bankruptcy and non-bankruptcy law, postpetition interest shall not accrue or be paid on any prepetition Claims, and no Holder of a prepetition Claim shall be entitled to interest accruing on or after the Petition Date on any such prepetition Claim.

I.	Foreign Currency Exchange Rate.

Except as otherwise provided in a Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal (National Edition), on the Effective Date.

J.	Setoffs and Recoupment.

Except as expressly provided in this Plan, each Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any Plan Distributions to be made on account of any Allowed Claim (other than any Allowed Notes Claim held by a Consenting Noteholder), any and all claims, rights, and Causes of Action that such Reorganized Debtor may hold against the Holder of such Allowed Claim to the extent such setoff or recoupment is either (1) agreed in amount among the relevant Reorganized Debtor(s) and Holder of Allowed Claim or (2) otherwise adjudicated by the Court or another court of competent jurisdiction; provided that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights, and Causes of Action that such Reorganized Debtor or its successor may possess against the applicable Holder. In no event shall any Holder of Claims against, or Interests in, the Debtors be entitled to recoup any such Claim or Interest against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors in accordance with Article XII.G of the Plan on or before the Effective Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

K.	Claims Paid or Payable by Third Parties.

1.    Claims Paid by Third Parties.

The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or a Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within 14 days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the 14-day grace period specified above until the amount is repaid.

2.    Claims Payable by Third Parties.

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Court.

3.    Applicability of Insurance Policies.

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VII.

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED, AND DISPUTED CLAIMS

A.	Disputed Claims Process.

Notwithstanding section 502(a) of the Bankruptcy Code, and in light of the Unimpaired status of all Allowed General Unsecured Claims under the Plan, except as required by the Plan, Holders of Claims need not File Proofs of Claim, and the Reorganized Debtors and the Holders of Claims shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims in the ordinary course of business as if the Chapter 11 Cases had not been commenced except that (unless expressly waived pursuant to the Plan) the Allowed amount of such Claims shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code, to the extent applicable, and the Court shall retain jurisdiction to adjudicate Disputed Claim matters. All Proofs of Claim filed in these Chapter 11 Cases shall be considered objected to and Disputed without further action by the Debtors. Upon the Effective Date and in light of the Unimpaired status of all Allowed General Unsecured Claims under the Plan, all Proofs of Claim filed against the Debtors, regardless of the time of filing, and including Proofs of Claim filed after the Effective Date, shall be deemed withdrawn and expunged, other than as provided below. Notwithstanding anything in this Plan to the contrary, disputes regarding the amount of any Cure pursuant to section 365 of the Bankruptcy Code and Claims that the Debtors seek to have determined by the Court, shall in all cases be determined by the Court.

For the avoidance of doubt, there is no requirement to File a Proof of Claim or Proof of Interest (or move the Court for allowance) to be an Allowed Claim or Allowed Interest, as applicable, under the Plan. Notwithstanding the foregoing, Entities must File Cure objections as set forth in Article V.C of the Plan to the extent such Entity disputes the amount of the Cure paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty. Except as otherwise provided herein, all Proofs of Claim filed after the Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Court.

B.	Allowance of Claims.

After the Effective Date and subject to the terms of this Plan, each of the Reorganized Debtors shall have and retain any and all rights and defenses such Debtor had with respect to any Claim or Interest immediately prior to the Effective Date. The Debtors may affirmatively determine to deem Unimpaired Claims Allowed.

C.	Claims Administration Responsibilities.

Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority: (1) to File, withdraw, or litigate to judgment, objections to Claims or Interests; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Court. For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest.

Notwithstanding the foregoing, the Debtors and Reorganized Debtors shall be entitled to dispute and/or otherwise object to any General Unsecured Claim in accordance with applicable nonbankruptcy law. If the Debtors, or Reorganized Debtors dispute any General Unsecured Claim, such dispute may be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced. In any action or proceeding to determine the existence, validity, or amount of any General Unsecured Claim, any and all claims or defenses that could have been asserted by the applicable Debtor(s) or the Entity holding such General Unsecured

Claim are preserved as if the Chapter 11 Cases had not been commenced, provided that, for the avoidance of doubt, the Allowed amount of such Claims shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code to the extent applicable.

D.	Adjustment to Claims or Interests without Objection.

Any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Court.

E.	Disallowance of Claims or Interests.

All Claims and Interests of any Entity from which property is sought by the Debtors under sections 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if: (a) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, as applicable, on the other hand, agree or the Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code; and (b) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

ARTICLE VIII.

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Discharge of Claims and Termination of Interests.

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the Merger Agreement, the Confirmation Order, or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan including the Definitive Documents (as defined in the TSA), the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims or Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date.

B.	Release of Liens.

Except as otherwise provided in the Exit RBL Documents, the Plan, the Merger Agreement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to reinstate in accordance with Article III.B.1 hereof, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the

Reorganized Debtors and their successors and assigns. Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Lien, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

C.	Releases by the Debtors.

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is deemed released and discharged by each and all of the Debtors, the Reorganized Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing entities, from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims, asserted or assertable on behalf of any of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against, or Interest in, a Debtor or other Entity, or that any holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof), the purchase, sale, or rescission of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the Merger Agreement, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions, the Chapter 11 Cases, the TSA, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the Merger Agreement, the TSA and related prepetition transactions, the Definitive Documents, the Disclosure Statement, the Plan, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Merger Agreement, the TSA, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of consummation, the administration and implementation of the Plan, including the issuance, distribution, or conversion of securities pursuant to the Merger Agreement, the Plan, or the distribution of property under the Plan or any other related agreement, including the Merger Agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, the Merger Agreement, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the assumption of the Indemnification Provisions as set forth in the Plan.

Entry of the Confirmation Order shall constitute the Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Court’s finding that the Debtor Release is: (a) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtors and all holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

D.	Releases by Holders of Claims and Interests.

Notwithstanding anything contained in the Plan to the contrary, as of the Effective Date, each Releasing Party, in each case on behalf of itself and its respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Cause of Action, directly or derivatively, by, through, or because of the foregoing entities, is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims, asserted or assertable on behalf of any of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), the purchase, sale, or rescission of any security of the Debtors or Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions, the Chapter 11 Cases, the TSA, the formulation, preparation, dissemination, negotiation, entry into or filing of, as applicable, the TSA and related prepetition transactions, the Definitive Documents, the Disclosure Statement, the Plan, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the TSA, the Merger Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of consummation, the administration and implementation of the Plan, including the issuance, distribution or conversion of securities pursuant to the Merger Agreement, the Plan, or the distribution of property under the Plan or any other related agreement, including the Merger Agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, the Merger Agreement, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the assumption of the Indemnification Provisions as set forth in the Plan.

Entry of the Confirmation Order shall constitute the Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Court’s finding that the Third-Party Release is: (a) consensual; (b) essential to the confirmation of the Plan; (c) given in exchange for the good and valuable consideration provided by the Released Parties; (d) a good faith settlement and compromise of the Claims released by the Third-Party Release; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to the Third-Party Release.

E.	Exculpation.

Effective as of the Effective Date, without affecting or limiting either the Debtor Release or the Third-Party Release, and except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur liability for, and each Exculpated Party is released and exculpated from, any Cause of Action for any Claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the Merger Agreement, the TSA and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Merger Agreement, the TSA, the Definitive Documents, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of consummation, the administration and implementation of the Plan, including the issuance, distribution or conversion of securities pursuant to the Merger Agreement, the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for Claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

The Exculpated Parties and other parties set forth above have, and upon confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

F.	Injunction.

Effective as of the Effective Date, pursuant to section 524(a) of the Bankruptcy Code, and except as otherwise expressly provided in the Plan or the Confirmation Order or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities that have held, hold, or may hold Claims or Interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.

G.	Protections against Discriminatory Treatment.

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

H.	Document Retention.

On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

I.	Reimbursement or Contribution.

If the Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN

A.	Conditions Precedent to the Effective Date.

It shall be a condition to the Effective Date of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.B hereof:

1.    the Court shall have entered the Confirmation Order, which shall be consistent with the TSA and the Merger Agreement (and subject to the consent, approval, and consultation rights set forth in each);

2.    the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein (and any amendment thereto) shall have been filed with the Court, which shall be consistent with the TSA and the Merger Agreement (and subject to the consent, approval, and consultation rights set forth in each);

3.    the TSA shall not have been terminated and shall be in full force and effect;

4.    the Merger shall have been consummated or is anticipated to be consummated concurrent with the occurrence of the Effective Date;

5.    [the Exit RBL Documents shall have been executed and delivered (which shall be in form and substance acceptable to the Debtors, BCEI, the Required Consenting Noteholders, and the Exit RBL Agent and consistent with the TSA and the Merger Agreement (and subject to the consent, approval, and consultation rights set forth in each)), and all conditions precedent to the consummation of such Exit RBL Documents, shall have been waived or satisfied in accordance with their terms];

6.    all Allowed Professional Fee Claims shall have been paid in full or amounts sufficient to pay such fees and expenses after the Effective Date have been placed in the Professional Fee Escrow Account pending approval by the Court;

7.    the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan, and each of the transactions contemplated by the Restructuring Transactions, including the Merger; and

8.    the Debtors shall have paid the Restructuring Expenses.

B.	Waiver of Conditions.

The conditions to Confirmation and consummation set forth in this Article IX may be waived by the Debtors with the consent of the Required Consenting Noteholders and BCEI, in each case not to be unreasonably withheld or delayed, and consistent with the TSA and the Merger Agreement (and subject to the consent, approval, and consultation rights set forth in each), without notice, leave, or order of the Court or any formal action other than proceedings to confirm or consummate the Plan.

C.	Effect of Failure of Conditions.

If consummation does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by the Debtors, Claims, or Interests; (2) prejudice in any manner the rights of the Debtors, any Holders of Claims or Interests, BCEI, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders of Claims or Interests, BCEI, or any other Entity, provided, however, that such termination of the TSA and rendering of the Plan null and void shall not affect the validity or enforceability of any other order entered by the Court or of any agreement, instrument or other documents executed by any Debtor prior to such date of such termination, including, without limitation, the Merger Agreement (except as otherwise provided therein), and any other agreement, instrument or other document executed in connection therewith.

ARTICLE X.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments.

Except as otherwise specifically provided in the Plan and subject to the terms of the TSA and the Merger Agreement, (including the consent, approval, and consultation rights set forth in each), the Debtors reserve the right to modify the Plan, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to those restrictions on modifications set forth in the Plan and the requirements of section 1127 of the Bankruptcy Code, Rule 3019 of the Federal Rules of Bankruptcy Procedure, and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, each of the Debtors expressly reserves its respective rights to revoke or withdraw, or, to alter, amend, or modify the Plan with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary may initiate proceedings in the Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan, consistent with the TSA and the Merger Agreement (and subject to the consent, approval, and consultation rights set forth in each).

B.	Effect of Confirmation on Modifications.

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of Plan.

Subject to the terms of the TSA and the Merger Agreement (including the consent, approval, and consultation rights set forth in each), the Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor, BCEI, or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor, BCEI, or any other Entity.

ARTICLE XI.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Court shall retain exclusive jurisdiction over all matters arising out of, or relating to, the TSA, the Merger Agreement, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1.    allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2.    decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.    resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cure pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article V hereof, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

4.    ensure that distributions to Holders of Allowed Claims and Allowed Interests (as applicable) are accomplished pursuant to the provisions of the Plan;

5.    adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6.    adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

7.    resolve any cases, controversies, suits, or disputes that may arise in connection with General Unsecured Claims, including establishment of a bar date, related notice, claim objections, allowance, disallowance, estimation, and distribution;

8.    enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created or entered into in connection with the Plan or the Disclosure Statement;

9.    enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

10.    resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

11.    issue injunctions, enter and implement other orders, or take such other actions as may be necessary to restrain interference by any Entity with consummation or enforcement of the Plan;

12.    resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, exculpations, and other provisions contained in Article VIII hereof and enter such orders as may be necessary or appropriate to implement such releases, injunctions, exculpations, and other provisions;

13.    resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.K hereof;

14.    enter and implement such orders as are necessary if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

15.    determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan, the Plan Supplement, or the Disclosure Statement;

16.    enter an order concluding or closing the Chapter 11 Cases;

17.    adjudicate any and all disputes arising from or relating to distributions under the Plan;

18.    consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Court order, including the Confirmation Order.

19.    determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

20.    hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

21.    hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

22.    hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions and releases granted in the Plan, including under Article VIII hereof, regardless of whether such termination occurred prior to or after the Effective Date;

23.    enforce all orders previously entered by the Court; and

24.    hear any other matter not inconsistent with the Bankruptcy Code.

As of the Effective Date, notwithstanding anything in this Article XI to the contrary, the Exit RBL Facility and any related documents thereto and the New Organizational Documents shall be governed by the jurisdictional provisions therein and the Court shall not retain any jurisdiction with respect thereto.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect.

Subject to Article IX.A hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan (including, for the avoidance of doubt, the Plan Supplement) shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

B.	Additional Documents.

On or before the Effective Date, and consistent in all respects with the terms of the TSA and the Merger Agreement, the Debtors may File with the Court such agreements and other documents as may be necessary to effectuate and further evidence the terms and conditions of the Plan, the TSA, and the Merger Agreement. The Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Payment of Statutory Fees.

All fees payable pursuant to section 1930(a) of the Judicial Code, as determined by the Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid by each of the Reorganized Debtors (or the Disbursing Agent on behalf of each of the Reorganized Debtors) for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first.

D.	Statutory Committee and Cessation of Fee and Expense Payment.

On the Effective Date, any statutory committee appointed in the Chapter 11 Cases shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases. The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by the members of or advisors to any statutory committees after the Effective Date.

E.	Reservation of Rights.

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Court shall enter the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

F.	Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, manager, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

G.	Notices.

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

1. if to the Debtors, to:

HighPoint Resources Corp

555 17th Street

Suite 3700

Denver, Colorado 80202

Attention: William M. Crawford, Chief Financial Officer, and Kenneth A. Wonstolen, Senior VP

and General Counsel

Email address: bcrawford@hpres.com and kwonstolen@hpres.com

with copies to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Facsimile: (212) 446-4900

Attention: Joshua A. Sussberg, P.C.

E-mail addresses: joshua.sussberg@kirkland.com

- and -

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Facsimile: (312) 862-2200

Attention: Marc Kieselstein, P.C., W. Benjamin Winger

E-mail address: marc.kieselstein@kirkland.com and benjamin.winger@kirkland.com with copies to

Klehr Harrison Harvey Branzburg LLP

1835 Market Street

Suite 1400

Philadelphia, Pennsylvania 19103

Facsimile: (215) 568-6603

Attention: Morton R. Branzburg

E-mail addresses: mbranzburg@klehr.com

and

Klehr Harrison Harvey Branzburg LLP

919 North Market Street

Suite 1000

Wilmington, Delaware 19801

Facsimile: (302) 426-9193

Attention: Domenic E. Pacitti

E-mail addresses: dpacitti@klehr.com

2. if to the Consenting Noteholders, to:

Akin Gump Strauss Hauer & Feld LLP

Bank of America Tower, 1 Bryant Park,

New York, NY 10036

Attention:	Michael S. Stamer; and Meredith A. Lahaie
mstamer@akingump.com; and mlahaie@akingump.com

3. if to a Consenting Shareholder, to:

Fifth Creek Energy Company, LLC c/o NGP 2850 N. Harwood Street, 19th Floor Dallas, Texas 75201	[COUNSEL 1285 Avenue of the Americas New York, New York 10019-6064
Attention: Jeffrey A. Zlotky E-mail address: jzlotky@ngptrs.com	Attention: Jeffrey D. Saferstein Andrew Parlen, Sarah Harnett, and Grace Hotz jsaferstein@paulweiss.com, aparlen@paulweiss.com, sharnett@paulweiss.com, and ghotz@paulweiss.com

4. if to BCEI, to:

Bonanza Creek Energy Inc.

410 17th St,

Denver, CO 80202

Attention: Skip Marter, General Counsel

E-mail address: SMarter@bonanzacrk.com

with copy to:

Vinson & Elkins LLP

1001 Fannin St,

Houston, TX 77002

Attention: Paul E. Heath

E-mail address: pheath@velaw.com

After the Effective Date, the Debtors have authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entity must File a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

H.	Term of Injunctions or Stays.

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

I.	Entire Agreement.

Except as otherwise indicated, and without limiting the effectiveness of the TSA, the Plan (including, for the avoidance of doubt, the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan. For the avoidance of doubt, nothing in the Plan or the Plan Supplement shall modify, amend, waive or alter the Merger Agreement or increase the obligations of any Entity beyond what is set forth in the Merger Agreement.

J.	Exhibits.

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at http://[●] or the Court’s website at www.txs.uscourts.gov/bankruptcy. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Court, the non-exhibit or non-document portion of the Plan shall control.

K.	Nonseverability of Plan Provisions.

If, prior to Confirmation, any term or provision of the Plan is held by the Court to be invalid, void, or unenforceable, the Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding the foregoing, any such alteration or interpretation shall be reasonably acceptable in form and substance to the Debtors and the Required Consenting Stakeholders, as applicable. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ consent, provided, that any such deletion or modification must be consistent with the TSA and the Merger Agreement; and (3) nonseverable and mutually dependent.

L.	Votes Solicited in Good Faith.

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors, BCEI, and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, managers, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

M.	Closing of Chapter 11 Cases.

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Court to close the Chapter 11 Cases.

N.	Waiver or Estoppel.

Each Holder of a Claim or Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Court prior to the Confirmation Date.

[Remainder of page intentionally left blank.]

Dated: [●]	HIGHPOINT RESOURCES CORP., ON BEHALF OF ITSELF AND ITS SUBSIDIARIES

/s/ DRAFT
[●]
[TITLE]

EXHIBIT B

Form of Joinder Agreement

Joinder Agreement to Voting and Support Agreement

The undersigned hereby acknowledges that it has reviewed and understands the Voting and Support Agreement (as amended, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”) dated as of _____, 2020, by and among HighPoint Resources Corporation (the “Company”), Bonanza Creek Energy, Inc. (“Parent”) and certain holders of Shares in the Company (the “Holders”), and agrees to be bound as a Holder by the terms and conditions thereof.1

The undersigned hereby makes the applicable representations and warranties of the set forth in Section 6 of the Agreement to each other Party, effective as of the date hereof.

This joinder agreement shall be governed by the governing law set forth in the Agreement.

Date:                     , 20

[1]	Defined terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

[JOINING PARTY]

Name:
Title:

Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
Company Common Stock

*        *        *         *